File No. 812-15932

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Fund, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC, AMG Pantheon Infrastructure Lead Fund, LLC, Pantheon Ventures (US) LP, Pantheon Ventures (UK) LLP, Pantheon Infra Advisors LLC, Pantheon Ventures (Ireland) DAC, Pantheon Global Co-Investment Opportunities Fund II, L.P., Pantheon USA Fund VIII, L.P., Pantheon Global Secondary Fund IV, L.P., Pantheon Asia Fund VI, L.P., Pantheon USA Fund IX, L.P., Pantheon Emerging Asia Fund VI, L.P., Pantheon Global Co-Investment Opportunities Fund III, L.P., Pantheon USA Small Funds Program IX, L.P., Pantheon Global Infrastructure Fund II, L.P., Pantheon Emerging Markets Fund (Ex-Asia), L.P., Pantheon Global Secondary Fund V, L.P., Pantheon Global Infrastructure Fund “B”, L.P., PGIF III Co-mingled Fund, L.P., Pantheon Multi-Strategy Program 2014 (US), L.P., Pantheon Multi-Strategy Program 2014 (ERISA), L.P., Pantheon Access (US), L.P., Pantheon Access (ERISA), L.P., Pantheon Real Estate Solutions Fund I, L.P., Pantheon Global Secondary Fund IV OPERS, L.P., Pantheon Capital Partners, L.P., Pantheon Global Secondary Fund IV KSA, L.P., BVK Private Equity 2011, L.P., Pantheon Global GT Fund, L.P., Pantheon Global HO Fund, L.P., BVK Private Equity 2014, L.P., Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC, Pantheon Global Infrastructure Fund II NPS, L.P., Psagot-Pantheon 1, L.P., Pantheon Global Real Assets GT Fund, L.P., Pantheon Global Real Assets HO Fund, L.P., Industriens Vintage Infrastructure, L.P., KGT Strategic Private Investments, LP, KFH Strategic Private Investments, LP, BVK Private Equity 2018, L.P., VA-Pantheon Infrastructure II, LP, Pantheon IPA Fund, L.P., Pantheon Real Assets Opportunities Fund, L.P., Global Infrastructure 2015-K, L.P, BVK Private Equity 2021, L.P., Pantheon Global Infrastructure Fund III NPS, L.P., Pantheon Global Private Credit GT Fund, L.P., Pantheon Global Private Credit HO Fund, L.P., Akasia I, L.P., Pantheon/VA NRP, LP, Global Infrastructure 2020-K, L.P, Pantheon G Infrastructure Opportunities LP, Pantheon Global Infrastructure USD Investments Unit Trust, Pantheon Global Infrastructure EUR Investments Unit Trust, Pantheon Global Infrastructure Investments Fund (Cayman) LP, Pensam Infrastructure, L.P., Industriens Vintage Infrastructure II, L.P., Lincoln Brook Opportunities Fund, L.P., Pantheon SOF Co-Investment Fund, L.P., Pantheon Infra-PSP Co-Investment Program 1, LP, Industriens Vintage Infrastructure IV, L.P., Toranomon Infrastructure 2, LP, Pantheon L Global Infrastructure SMA LP, Pantheon 2022-K Asia, L.P, Clal - Pantheon Infra Co-Investment Program 2022, LP, Pantheon OCM Secondaries Investment Program (Cayman), L.P., VA - Pantheon Infrastructure III, LP, Juniversitas Infrastructure Equity Core Fund P (USD), L.P., Juniversitas Infrastructure Equity Core Fund P (EUR), L.P., Pantheon Global Infrastructure Fund IV NPS, L.P., Three Pillars Secondaries Fund, LP, Three Pillars Flex Opportunities Fund, LP, Pantheon PlanVital Investment Program (Cayman), LP, Pantheon C Private Credit Secondaries Program LP, BVK Private Equity 2024, L.P., Pantheon PSD III The-K 2024 Master LP, Global Infrastructure 2024-K, L.P., Pantheon Global Credit 2024-K, L.P., Pantheon ME A1 SMA Fund, L.P., Pantheon ME A1 Overage Fund, L.P., Industriens Vintage Infrastructure V, L.P., Pantheon Private Senior Debt Fund III NPS, L.P.,

Pantheon Z Global Infrastructure Fund Master, L.P., Clal - Pantheon Infra Co-Investment Program 2025, LP, Pantheon Pandeia Fund LP, SOLUTIO PREMIUM Private Debt I SCSp, SOLUTIO PREMIUM Private Debt II MASTER SCSp, SOLUTIO PREMIUM Private Debt III Master SCSp, Pantheon Global Secondary Fund VI SCSp, SOLUTIO PREMIUM Private Equity VI Master SCSp, Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp, SOLUTIO PREMIUM Private Equity VII Master SCSp, PGCO IV Co-mingled Fund SCSp, Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF, Pantheon Access (Luxembourg) SLP SICAV SIF, Pantheon Private Debt Program SCSp SICAV-RAIF, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD), Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp, Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp, Pantheon Secondary Opportunity Fund (Luxembourg) SCSp, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”, Pantheon Global Secondary Fund VII SCSp, Pantheon Global Secondary Fund VII Euro SCSp, SOLUTIO Opportunities Asia I SCSp, Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp, Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP), Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD), Pantheon Global Select Fund VII (Luxembourg) SCSp, Pantheon Global Infrastructure Fund V (Luxembourg) SCSp, Pantheon Global Secondary Fund VIII SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II, Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022, Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage, Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala, Pantheon Private Debt Program SCSP SICAV-RAIF – Spear, Pantheon Socrates SCA SICAV-RAIF, Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I, Pantheon Socrates SCA SICAV-RAIF – USD Compartment I, Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I, Persea Private Credit Secondaries Program Master SCSp, Pantheon Global Infrastructure Fund II (Luxembourg) SCSp, ASGA Global Infrastructure L.P, CPEG-Pantheon Infrastructure L.P.

555 California Street, Suite 3450

San Francisco, CA

AMENDMENT NO. 1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Gregory C. Davis

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Telephone: (415) 315-6327

gregory.davis@ropesgray.com

Copies to:

Mark J. Duggan

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Telephone: (203) 299-3544

mark.duggan@amg.com

January 8, 2026

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

AMG PANTHEON MASTER FUND, LLC, AMG PANTHEON SUBSIDIARY FUND, LLC, AMG PANTHEON LEAD FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS FUND, AMG PANTHEON CREDIT SOLUTIONS SUBSIDIARY FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS LEAD FUND, LLC, AMG PANTHEON INFRASTRUCTURE FUND, LLC, AMG PANTHEON INFRASTRUCTURE SUBSIDIARY FUND, LLC, AMG PANTHEON INFRASTRUCTURE LEAD FUND, LLC, PANTHEON VENTURES (US) LP, PANTHEON VENTURES (UK) LLP, PANTHEON INFRA ADVISORS LLC, PANTHEON VENTURES (IRELAND) DAC, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND II, L.P., PANTHEON USA FUND VIII, L.P., PANTHEON GLOBAL SECONDARY FUND IV, L.P., PANTHEON ASIA FUND VI, L.P., PANTHEON USA FUND IX, L.P., PANTHEON EMERGING ASIA FUND VI, L.P., PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND III, L.P., PANTHEON USA SMALL FUNDS PROGRAM IX, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND II, L.P., PANTHEON EMERGING MARKETS FUND (EX-ASIA), L.P., PANTHEON GLOBAL SECONDARY FUND V, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND “B”, L.P., PGIF III CO-MINGLED FUND, L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (US), L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (ERISA), L.P., PANTHEON ACCESS (US), L.P., PANTHEON ACCESS (ERISA), L.P., PANTHEON REAL ESTATE SOLUTIONS FUND I, L.P., PANTHEON GLOBAL SECONDARY FUND IV OPERS, L.P., PANTHEON CAPITAL PARTNERS, L.P., PANTHEON GLOBAL SECONDARY FUND IV KSA, L.P., BVK PRIVATE EQUITY 2011, L.P., PANTHEON GLOBAL GT FUND, L.P., PANTHEON GLOBAL HO FUND, L.P., BVK PRIVATE EQUITY 2014, L.P., SACRAMENTO COUNTY EMPLOYEES’ RETIREMENT SYSTEM SECONDARY INFRASTRUCTURE AND REAL ASSETS FUND,

: : : : : : : : : : : : : : : : : : : : : : :	AMENDMENT NO. 1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

LLC, PANTHEON GLOBAL INFRASTRUCTURE FUND II NPS, L.P., PSAGOT-PANTHEON 1, L.P., PANTHEON GLOBAL REAL ASSETS GT FUND, L.P., PANTHEON GLOBAL REAL ASSETS HO FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE, L.P., KGT STRATEGIC PRIVATE INVESTMENTS, LP, KFH STRATEGIC PRIVATE INVESTMENTS, LP, BVK PRIVATE EQUITY 2018, L.P., VA-PANTHEON INFRASTRUCTURE II, LP, PANTHEON IPA FUND, L.P., PANTHEON REAL ASSETS OPPORTUNITIES FUND, L.P., GLOBAL INFRASTRUCTURE 2015-K, L.P, BVK PRIVATE EQUITY 2021, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND III NPS, L.P., PANTHEON GLOBAL PRIVATE CREDIT GT FUND, L.P., PANTHEON GLOBAL PRIVATE CREDIT HO FUND, L.P., AKASIA I, L.P., PANTHEON/VA NRP, LP, GLOBAL INFRASTRUCTURE 2020-K, L.P, PANTHEON G INFRASTRUCTURE OPPORTUNITIES LP, PANTHEON GLOBAL INFRASTRUCTURE USD INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE EUR INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE INVESTMENTS FUND (CAYMAN) LP, PENSAM INFRASTRUCTURE, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE II, L.P., LINCOLN BROOK OPPORTUNITIES FUND, L.P., PANTHEON SOF CO-INVESTMENT FUND, L.P., PANTHEON INFRA-PSP CO-INVESTMENT PROGRAM 1, LP, INDUSTRIENS VINTAGE INFRASTRUCTURE IV, L.P., TORANOMON INFRASTRUCTURE 2, LP, PANTHEON L GLOBAL INFRASTRUCTURE SMA LP, PANTHEON 2022-K ASIA, L.P, CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2022, LP, PANTHEON OCM SECONDARIES INVESTMENT PROGRAM (CAYMAN), L.P., VA - PANTHEON INFRASTRUCTURE III, LP, JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (USD), L.P., JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (EUR), L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND IV NPS, L.P., THREE PILLARS SECONDARIES FUND, LP, THREE PILLARS FLEX OPPORTUNITIES FUND, LP, PANTHEON PLANVITAL

INVESTMENT PROGRAM (CAYMAN), LP, PANTHEON C PRIVATE CREDIT SECONDARIES PROGRAM LP, BVK PRIVATE EQUITY 2024, L.P., PANTHEON PSD III THE-K 2024 MASTER LP, GLOBAL INFRASTRUCTURE 2024-K, L.P., PANTHEON GLOBAL CREDIT 2024-K, L.P., PANTHEON ME A1 SMA FUND, L.P., PANTHEON ME A1 OVERAGE FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE V, L.P., PANTHEON PRIVATE SENIOR DEBT FUND III NPS, L.P., PANTHEON Z GLOBAL INFRASTRUCTURE FUND MASTER, L.P., CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2025, LP, PANTHEON PANDEIA FUND LP, SOLUTIO PREMIUM PRIVATE DEBT I SCSP, SOLUTIO PREMIUM PRIVATE DEBT II MASTER SCSP, SOLUTIO PREMIUM PRIVATE DEBT III MASTER SCSP, PANTHEON GLOBAL SECONDARY FUND VI SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VI MASTER SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND V (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VII MASTER SCSP, PGCO IV CO-MINGLED FUND SCSP, PANTHEON MULTI-STRATEGY PROGRAM 2014 (LUXEMBOURG) SLP SICAV SIF, PANTHEON ACCESS (LUXEMBOURG) SLP SICAV SIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES II (USD), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES II (EUR), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES II (USD), PANTHEON GLOBAL INFRASTRUCTURE FUND IV (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND IV EURO (LUXEMBOURG) SCSP, PANTHEON SECONDARY OPPORTUNITY FUND (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND“PRIVATE EQUITY”, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND “SPECIAL SITUATIONS”,

PANTHEON GLOBAL SECONDARY FUND VII SCSP, PANTHEON GLOBAL SECONDARY FUND VII EURO SCSP, SOLUTIO OPPORTUNITIES ASIA I SCSP, PANTHEON SECONDARY OPPORTUNITY FUND II (LUXEMBOURG) SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND VI (LUXEMBOURG) SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (USD), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (GBP), PANTHEON GLOBAL PRIVATE EQUITY FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON GLOBAL CREDIT SECONDARIES FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES III (USD), PANTHEON GLOBAL SELECT FUND VII (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND V (LUXEMBOURG) SCSP, PANTHEON GLOBAL SECONDARY FUND VIII SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – PANTHEON SENIOR DEBT SECONDARIES EUROPE III, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA CREDIT 2020, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA INFINITA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON COF CO-INVESTMENT II, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PERIDOT OVERAGE 2022, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - MHST OVERAGE, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – KALEVALA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – SPEAR, PANTHEON SOCRATES SCA SICAV-RAIF, PANTHEON SOCRATES SCA SICAV-RAIF – EUR COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – USD COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – GBP COMPARTMENT I, PERSEA PRIVATE CREDIT SECONDARIES PROGRAM MASTER SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND II (LUXEMBOURG) SCSP, ASGA GLOBAL

INFRASTRUCTURE L.P, CPEG-PANTHEON INFRASTRUCTURE L.P. 555 CALIFORNIA STREET, SUITE 3450 SAN FRANCISCO, CA

File No. 812-15932

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Sections 57(i) and 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on December 13, 2019 (the “Prior Order”)2 that was granted pursuant to Section 17(d) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

•

AMG Pantheon Master Fund, LLC (“P-PEXX”), AMG Pantheon Credit Solutions Fund (“P-SECC”) and AMG Pantheon Infrastructure Fund, LLC (“P-BUILD” and together with P-PEXX and P-SECC, the “Existing Regulated Funds”), each a closed-end management investment company that is registered under the 1940 Act;

•	Pantheon Ventures (US) LP (“Pantheon Ventures US”), an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”), on behalf of itself and its successors[3];

•	Pantheon Infra Advisors LLC (“Pantheon Infra Advisors”), an investment adviser registered under the Advisers Act, on behalf of itself and its successors;

•	Pantheon Ventures (UK) LLP (“Pantheon Ventures UK”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

•	Pantheon Ventures (Ireland) DAC (“Pantheon Ventures Ireland”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

•	AMG Pantheon Subsidiary Fund, LLC and AMG Pantheon Lead Fund, LLC (together, the “P-PEXX Subs”), each a Wholly-Owned Investment Sub (as defined below) of P-PEXX;

•	AMG Pantheon Credit Solutions Subsidiary Fund, LLC and AMG Pantheon Credit Solutions Lead Fund, LLC (together, the “P-SECC Subs”), each a Wholly-Owned Investment Sub of P-SECC;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	AMG Pantheon Master Fund, LLC, et al. (File No. 812-14626-01), Release No. IC-33687 (November 18, 2019) (notice), Release No. IC-33714 (December 13, 2019) (order).
[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

•

AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC (together, the “P-BUILD Subs” and together with the P-PEXX Subs and the P-SECC Subs, the “Existing Wholly-Owned Subsidiaries”), each a Wholly-Owned Investment Sub of P-BUILD;

•

The entities identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”; together with the Existing Regulated Funds, each Existing Wholly-Owned Subsidiary, Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, the “Applicants”).[4]

[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

[5]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund ” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[8]

“Adviser” means Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and any other investment adviser controlling, controlled by, or under common control with Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK, and/or Pantheon Ventures Ireland. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	P-PEXX, P-SECC and P-BUILD

Each of P-PEXX, P-SECC and P-BUILD is an externally managed, closed-end, non-diversified investment company that is registered as an investment company under the 1940 Act. Each of P-PEXX and P-BUILD are organized as Delaware limited liability companies. P-SECC is organized as a Delaware Statutory Trust. Securities offered by P-PEXX are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D under the Securities Act. P-PEXX, P-SECC and P-BUILD intend to qualify annually as regulated investment companies under Sub-Chapter M of the Internal Revenue Code of 1986, as amended.

P-PEXX’s investment objective is to seek long-term capital appreciation. P-PEXX has a four-member board (the “P-PEXX Board”), of which three members are not “interested persons” of the Fund within the meaning of section 2(a)(19) of the 1940 Act.10

P-SECC’s investment objective is to generate attractive returns through a combination of current income distributions and total return. P-SECC has a six-member board (the “P-SECC Board”), of which five members are not “interested persons” of the Fund within the meaning of section 2(a)(19) of the 1940 Act.

P-BUILD’s investment objective is to seek long-term capital appreciation. P-BUILD has a six-member board (the “P-BUILD Board” and together with the P-PEXX Board and the P-SECC Board, as well as the Board of any Future Regulated Fund, the “Board”), of which five members are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

B.	The Existing Wholly-Owned Subsidiaries

Each Existing Wholly-Owned Subsidiaries is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub of an Existing Regulated Fund.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.

C.	Advisers

Pantheon Ventures US. Pantheon Ventures US is a Delaware limited partnership that is registered as an investment adviser under the Advisers Act with the Commission and serves as investment adviser to P-PEXX and P-SECC and subadviser to P-BUILD. Affiliated Managers Group, Inc. (“AMG”), a publicly-traded company, indirectly owns a majority of the interests of Pantheon Ventures US through AMG New York Holdings Corp.

Pantheon Infra Advisors. Pantheon Infra Advisors is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act with the Commission and serves as investment adviser to P-BUILD. AMG indirectly owns a majority of the interests of Pantheon Infra Advisors through AMG New York Holdings Corp.

Pantheon Ventures Ireland. Pantheon Ventures Ireland is a limited liability designated activity company, incorporated in Ireland and is an exempt reporting adviser under the Advisers Act. Pantheon Ventures Ireland serves as investment adviser to certain Existing Affiliated Funds. AMG indirectly owns a majority of the interests of Pantheon Ventures Ireland through AMG New York Holdings Corp.

Pantheon Ventures UK. Pantheon Ventures UK is a limited liability partnership organized under the laws of England and Wales and is an exempt reporting adviser under the Advisers Act. Pantheon Ventures UK has been appointed by Pantheon Ventures Ireland to serve as portfolio manager for certain of the Existing Affiliated Funds AMG indirectly owns a majority of the interests of Pantheon Ventures UK through AMG New York Holdings Corp.

D.	The Existing Affiliated Funds

Pantheon Ventures US or Pantheon Ventures Ireland serves as investment adviser to each of the Existing Affiliated Funds. Pantheon Ventures UK serves as portfolio manager to certain Existing Affiliated Funds pursuant to a delegation agreement between Pantheon Ventures UK and Pantheon Ventures Ireland. Each Existing Affiliated Fund is a separate and distinct legal entity that, when and if offering its interests to U.S. persons, would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. 11 A complete list of the Existing Affiliated Funds is included in Appendix A.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

[11]

In the future, an Affiliated Fund may register as a closed-end management investment company under the 1940 Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland are each under common control through AMG indirectly owning a majority of the interests of each such entity, and are thus affiliated persons of each other.

Accordingly, with respect to Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

[12]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.16

[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[14]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[15]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

4. No Remuneration. Any transaction fee17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.18

6. Dispositions:

(a) Prior to any Disposition19 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.20

7. Board Oversight

[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[18]	The Affiliated Entities may adopt shared Co-Investment Policies.
[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[20]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

[21]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Mark Duggan

AMG Funds LLC

680 Washington Blvd., Suite 500

Stamford, CT 06901

Telephone: (203) 299-3544

[22]

See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Gregory C. Davis

Lisa M. Henry

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Telephone: (415) 315-6327

B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit B to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act and a marked copy of the amended Application showing changes from the initial Application.

The Applicants have caused this Application to be duly signed on their behalf on the 8th day of January, 2026.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P.		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (UK) LLP, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

VERIFICATION

Each of the undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated January 8, 2026 for and on behalf of the entities listed below; that he or she holds office with such entity as indicated below and that all action by directors, officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such Application has been taken. Each of the undersigned further states that he or she is familiar with such instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information and belief.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (UK) LLP, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

APPENDIX A

Existing Affiliated Funds

Existing Affiliated Funds advised by Pantheon Ventures US:

•	Pantheon Global Co-Investment Opportunities Fund II, L.P.

•	Pantheon USA Fund VIII, L.P.

•	Pantheon Global Secondary Fund IV, L.P.

•	Pantheon Asia Fund VI, L.P.

•	Pantheon USA Fund IX, L.P.

•	Pantheon Emerging Asia Fund VI, L.P.

•	Pantheon Global Co-Investment Opportunities Fund III, L.P.

•	Pantheon USA Small Funds Program IX, L.P.

•	Pantheon Global Infrastructure Fund II, L.P.

•	Pantheon Emerging Markets Fund (Ex-Asia), L.P.

•	Pantheon Global Secondary Fund V, L.P.

•	Pantheon Global Infrastructure Fund “B”, L.P.

•	PGIF III Co-mingled Fund, L.P.

•	Pantheon Multi-Strategy Program 2014 (US), L.P.

•	Pantheon Multi-Strategy Program 2014 (ERISA), L.P.

•	Pantheon Access (US), L.P.

•	Pantheon Access (ERISA), L.P.

•	Pantheon Real Estate Solutions Fund I, L.P.

•	Pantheon Global Secondary Fund IV OPERS, L.P.

•	Pantheon Capital Partners, L.P.

•	Pantheon Global Secondary Fund IV KSA, L.P.

•	BVK Private Equity 2011, L.P.

•	Pantheon Global GT Fund, L.P.

•	Pantheon Global HO Fund, L.P.

•	BVK Private Equity 2014, L.P.

•	Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC

•	Pantheon Global Infrastructure Fund II NPS, L.P.

•	Psagot-Pantheon 1, L.P.

•	Pantheon Global Real Assets GT Fund, L.P.

•	Pantheon Global Real Assets HO Fund, L.P.

•	Industriens Vintage Infrastructure, L.P.

•	KGT Strategic Private Investments, LP

•	KFH Strategic Private Investments, LP

•	BVK Private Equity 2018, L.P.

•	VA-Pantheon Infrastructure II, LP

•	Pantheon IPA Fund, L.P.

•	Pantheon Real Assets Opportunities Fund, L.P.

•	Global Infrastructure 2015-K, L.P

•	BVK Private Equity 2021, L.P.

•	Pantheon Global Infrastructure Fund III NPS, L.P.

•	Pantheon Global Private Credit GT Fund, L.P.

•	Pantheon Global Private Credit HO Fund, L.P.

•	Akasia I, L.P.

•	Pantheon/VA NRP, LP

•	Global Infrastructure 2020-K, L.P

•	Pantheon G Infrastructure Opportunities LP

•	Pantheon Global Infrastructure USD Investments Unit Trust

•	Pantheon Global Infrastructure EUR Investments Unit Trust

•	Pantheon Global Infrastructure Investments Fund (Cayman) LP

•	Pensam Infrastructure, L.P.

•	Industriens Vintage Infrastructure II, L.P.

•	Lincoln Brook Opportunities Fund, L.P.

•	Pantheon SOF Co-Investment Fund, L.P.

•	Pantheon Infra-PSP Co-Investment Program 1, LP

•	Industriens Vintage Infrastructure IV, L.P.

•	Toranomon Infrastructure 2, LP

•	Pantheon L Global Infrastructure SMA LP

•	Pantheon 2022-K Asia, L.P

•	Clal - Pantheon Infra Co-Investment Program 2022, LP

•	Pantheon OCM Secondaries Investment Program (Cayman), L.P.

•	VA - Pantheon Infrastructure III, LP

•	Juniversitas Infrastructure Equity Core Fund P (USD), L.P.

•	Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.

•	Pantheon Global Infrastructure Fund IV NPS, L.P.

•	Three Pillars Secondaries Fund, LP

•	Three Pillars Flex Opportunities Fund, LP

•	Pantheon PlanVital Investment Program (Cayman), LP

•	Pantheon C Private Credit Secondaries Program LP

•	BVK Private Equity 2024, L.P.

•	Pantheon PSD III The-K 2024 Master LP

•	Global Infrastructure 2024-K, L.P.

•	Pantheon Global Credit 2024-K, L.P.

•	Pantheon ME A1 SMA Fund, L.P.

•	Pantheon ME A1 Overage Fund, L.P.

•	Industriens Vintage Infrastructure V, L.P.

•	Pantheon Private Senior Debt Fund III NPS, L.P.

•	Pantheon Z Global Infrastructure Fund Master, L.P.

•	Clal - Pantheon Infra Co-Investment Program 2025, LP

•	Pantheon Pandeia Fund LP

Existing Affiliated Funds advised by Pantheon Ventures (Ireland) and Pantheon Ventures UK, in its capacity as portfolio manager:

•	SOLUTIO PREMIUM Private Debt I SCSp

•	SOLUTIO PREMIUM Private Debt II MASTER SCSp

•	SOLUTIO PREMIUM Private Debt III Master SCSp

•	Pantheon Global Secondary Fund VI SCSp

•	SOLUTIO PREMIUM Private Equity VI Master SCSp

•	Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VII Master SCSp

•	PGCO IV Co-mingled Fund SCSp

•	Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF

•	Pantheon Access (Luxembourg) SLP SICAV SIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)

•	Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp

•	Pantheon Secondary Opportunity Fund (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”

•	Pantheon Global Secondary Fund VII SCSp

•	Pantheon Global Secondary Fund VII Euro SCSp

•	SOLUTIO Opportunities Asia I SCSp

•	Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp

•	Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)

•	Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)

•	Pantheon Global Select Fund VII (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund V (Luxembourg) SCSp

•	Pantheon Global Secondary Fund VIII SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022

•	Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Spear

•	Pantheon Socrates SCA SICAV-RAIF

•	Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – USD Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I

•	Persea Private Credit Secondaries Program Master SCSp

•	Pantheon Global Infrastructure Fund II (Luxembourg) SCSp

•	ASGA Global Infrastructure L.P

•	CPEG-Pantheon Infrastructure L.P.

EXHIBIT A

Resolutions of Board of Directors of AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC and Board of Trustees of AMG Pantheon Credit Solutions Fund

Approval of Co-Investment Application

RESOLVED:

That the officers of the Funds be, and each of them hereby is, authorized to prepare and file with the SEC an application, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act, for an order of the SEC pursuant to which the Funds can participate in co-investment transactions (the “Co-Investment Order”); and further

RESOLVED:

That the officers of the Funds, with the assistance and advice of counsel to the Funds or others as may be required, be, and they hereby are, authorized to prepare, execute and file any and all amendments to such application and any new application for an exemptive order containing relief similar to the relief contained in the Co-Investment Order as may be necessary or appropriate; and further

RESOLVED,	that each Fund’s reliance on the Co-Investment Order, subject to compliance with the terms and conditions described in the Co-Investment Order is hereby approved.

(Approved on June 12, 2025)

EXHIBIT B

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical under Rule 0-5(e)(3) and a marked copy of the amended Application showing changes from the initial Application.

File No. ~~812-15706~~812-15932

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

~~FS CREDIT OPPORTUNITIES CORP. AND PA SENIOR CREDIT OPPORTUNITIES FUND, L.P. AND FS SENIOR CREDIT FUND II, L.P. AND FS GLOBAL ADVISOR, LLC AND FS CREDIT INCOME FUND AND FS CREDIT INCOME ADVISOR, LLC AND FS TACTICAL OPPORTUNITIES (LOI) SPLITTER, L.P. AND FS TACTICAL OPPORTUNITIES (SI) SPLITTER, L.P. AND FS TACTICAL OPPORTUNITIES (LOI) SPLITTER II, L.P. AND FS TACTICAL OPPORTUNITIES (SI) SPLITTER II, L.P. AND FS TACTICAL ADVISOR, LLC AND FS SPECIALTY LENDING FUND AND FS/EIG ADVISOR, LLC~~

~~201 Rouse Boulevard~~

~~Philadelphia, Pennsylvania 19112~~

~~(215) 495-1150~~

AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Fund, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC, AMG Pantheon Infrastructure Lead Fund, LLC, Pantheon Ventures (US) LP, Pantheon Ventures (UK) LLP, Pantheon Infra Advisors LLC, Pantheon Ventures (Ireland) DAC, Pantheon Global Co-Investment Opportunities Fund II, L.P., Pantheon USA Fund VIII, L.P., Pantheon Global Secondary Fund IV, L.P., Pantheon Asia Fund VI, L.P., Pantheon USA Fund IX, L.P., Pantheon Emerging Asia Fund VI, L.P., Pantheon Global Co-Investment Opportunities Fund III, L.P., Pantheon USA Small Funds Program IX, L.P., Pantheon Global Infrastructure Fund II, L.P., Pantheon Emerging Markets Fund (Ex-Asia), L.P., Pantheon Global Secondary Fund V, L.P., Pantheon Global Infrastructure Fund “B”, L.P., PGIF III Co-mingled Fund, L.P., Pantheon Multi-Strategy Program 2014 (US), L.P., Pantheon Multi-Strategy Program 2014 (ERISA), L.P., Pantheon Access (US), L.P., Pantheon Access (ERISA), L.P., Pantheon Real Estate Solutions Fund I, L.P., Pantheon Global Secondary Fund IV OPERS, L.P., Pantheon Capital Partners, L.P., Pantheon Global Secondary Fund IV KSA, L.P., BVK Private Equity 2011, L.P., Pantheon Global GT Fund, L.P., Pantheon Global HO Fund, L.P., BVK Private Equity 2014, L.P., Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC, Pantheon Global Infrastructure Fund II NPS, L.P., Psagot-Pantheon 1, L.P., Pantheon Global Real Assets GT Fund, L.P., Pantheon Global Real Assets HO Fund, L.P., Industriens Vintage Infrastructure, L.P., KGT Strategic Private Investments, LP, KFH Strategic Private Investments, LP, BVK Private Equity 2018, L.P., VA-Pantheon Infrastructure II, LP, Pantheon IPA Fund, L.P., Pantheon Real Assets Opportunities Fund, L.P., Global Infrastructure 2015-K, L.P, BVK Private Equity 2021, L.P., Pantheon Global Infrastructure Fund III NPS, L.P., Pantheon Global Private Credit GT Fund, L.P., Pantheon Global Private Credit HO Fund, L.P., Akasia I, L.P., Pantheon/VA NRP, LP, Global Infrastructure 2020-K, L.P, Pantheon G Infrastructure Opportunities LP, Pantheon Global Infrastructure USD Investments Unit Trust, Pantheon Global Infrastructure EUR Investments Unit Trust, Pantheon Global Infrastructure Investments Fund (Cayman) LP, Pensam Infrastructure, L.P., Industriens

Vintage Infrastructure II, L.P., Lincoln Brook Opportunities Fund, L.P., Pantheon SOF Co-Investment Fund, L.P., Pantheon Infra-PSP Co-Investment Program 1, LP, Industriens Vintage Infrastructure IV, L.P., Toranomon Infrastructure 2, LP, Pantheon L Global Infrastructure SMA LP, Pantheon 2022-K Asia, L.P, Clal - Pantheon Infra Co-Investment Program 2022, LP, Pantheon OCM Secondaries Investment Program (Cayman), L.P., VA - Pantheon Infrastructure III, LP, Juniversitas Infrastructure Equity Core Fund P (USD), L.P., Juniversitas Infrastructure Equity Core Fund P (EUR), L.P., Pantheon Global Infrastructure Fund IV NPS, L.P., Three Pillars Secondaries Fund, LP, Three Pillars Flex Opportunities Fund, LP, Pantheon PlanVital Investment Program (Cayman), LP, Pantheon C Private Credit Secondaries Program LP, BVK Private Equity 2024, L.P., Pantheon PSD III The-K 2024 Master LP, Global Infrastructure 2024-K, L.P., Pantheon Global Credit 2024-K, L.P., Pantheon ME A1 SMA Fund, L.P., Pantheon ME A1 Overage Fund, L.P., Industriens Vintage Infrastructure V, L.P., Pantheon Private Senior Debt Fund III NPS, L.P., Pantheon Z Global Infrastructure Fund Master, L.P., Clal - Pantheon Infra Co-Investment Program 2025, LP, Pantheon Pandeia Fund LP, SOLUTIO PREMIUM Private Debt I SCSp, SOLUTIO PREMIUM Private Debt II MASTER SCSp, SOLUTIO PREMIUM Private Debt III Master SCSp, Pantheon Global Secondary Fund VI SCSp, SOLUTIO PREMIUM Private Equity VI Master SCSp, Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp, SOLUTIO PREMIUM Private Equity VII Master SCSp, PGCO IV Co-mingled Fund SCSp, Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF, Pantheon Access (Luxembourg) SLP SICAV SIF, Pantheon Private Debt Program SCSp SICAV-RAIF, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD), Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp, Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp, Pantheon Secondary Opportunity Fund (Luxembourg) SCSp, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”, Pantheon Global Secondary Fund VII SCSp, Pantheon Global Secondary Fund VII Euro SCSp, SOLUTIO Opportunities Asia I SCSp, Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp, Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP), Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD), Pantheon Global Select Fund VII (Luxembourg) SCSp, Pantheon Global Infrastructure Fund V (Luxembourg) SCSp, Pantheon Global Secondary Fund VIII SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II, Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022, Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage, Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala, Pantheon Private Debt Program SCSP SICAV-RAIF – Spear, Pantheon Socrates SCA SICAV-RAIF, Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I, Pantheon Socrates SCA SICAV-RAIF – USD Compartment I, Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I, Persea Private Credit Secondaries Program Master SCSp, Pantheon Global Infrastructure Fund II (Luxembourg) SCSp, ASGA Global Infrastructure L.P, CPEG-Pantheon Infrastructure L.P.

555 California Street, Suite 3450

San Francisco, CA

AMENDMENT NO. ~~3~~1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Gregory C. Davis

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Telephone: (415) 315-6327

gregory.davis@ropesgray.com

~~Stephen S. Sypherd, Esq.~~

~~General Counsel~~

~~FS Global Advisor, LLC~~

~~201 Rouse Boulevard~~

~~Philadelphia, Pennsylvania 19112~~

~~Telephone: (215) 495-1150~~

Copies to:

~~Julien Bourgeois Dechert LLP 1900 K Street, NW Washington, DC 20006 (202) 261-3451~~	~~William J. Bielefeld Dechert LLP 1900 K Street, NW Washington, DC 20006 (202) 261-3386~~

Mark J. Duggan

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Telephone: (203) 299-3544

mark.duggan@amg.com

~~April 3~~January 8, ~~2025~~2026

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

~~FS CREDIT OPPORTUNITIES CORP. AND PA SENIOR CREDIT OPPORTUNITIES FUND, L.P. AND FS SENIOR CREDIT FUND II, L.P. AND FS GLOBAL ADVISOR, LLC AND FS CREDIT INCOME FUND AND FS CREDIT INCOME ADVISOR, LLC AND FS TACTICAL OPPORTUNITIES (LOI) SPLITTER, L.P. AND FS TACTICAL OPPORTUNITIES (SI) SPLITTER, L.P. AND FS TACTICAL OPPORTUNITIES (LOI) SPLITTER II, L.P. AND FS TACTICAL OPPORTUNITIES (SI) SPLITTER II, L.P. AND FS TACTICAL ADVISOR, LLC AND FS SPECIALTY LENDING FUND AND FS/EIG ADVISOR, LLC~~

~~201 ROUSE BOULEVARD PHILADELPHIA, PENNSYLVANIA 19112~~

AMG PANTHEON MASTER FUND, LLC, AMG PANTHEON SUBSIDIARY FUND, LLC, AMG PANTHEON LEAD FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS FUND, AMG PANTHEON CREDIT SOLUTIONS SUBSIDIARY FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS LEAD FUND, LLC, AMG PANTHEON INFRASTRUCTURE FUND, LLC, AMG PANTHEON INFRASTRUCTURE SUBSIDIARY FUND, LLC, AMG PANTHEON INFRASTRUCTURE LEAD FUND, LLC, PANTHEON VENTURES (US) LP, PANTHEON VENTURES (UK) LLP, PANTHEON INFRA ADVISORS LLC, PANTHEON VENTURES (IRELAND) DAC, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND II, L.P., PANTHEON USA FUND VIII, L.P., PANTHEON GLOBAL SECONDARY FUND IV, L.P., PANTHEON ASIA FUND VI, L.P., PANTHEON USA FUND IX, L.P., PANTHEON EMERGING ASIA FUND VI, L.P., PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND III, L.P., PANTHEON USA SMALL FUNDS PROGRAM IX, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND II, L.P., PANTHEON EMERGING MARKETS FUND (EX-ASIA), L.P., PANTHEON GLOBAL SECONDARY FUND V,

: : : : : : : : : : : : : : : : : : : : : : :	AMENDMENT NO. ~~3~~1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND “B”, L.P., PGIF III CO-MINGLED FUND, L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (US), L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (ERISA), L.P., PANTHEON ACCESS (US), L.P., PANTHEON ACCESS (ERISA), L.P., PANTHEON REAL ESTATE SOLUTIONS FUND I, L.P., PANTHEON GLOBAL SECONDARY FUND IV OPERS, L.P., PANTHEON CAPITAL PARTNERS, L.P., PANTHEON GLOBAL SECONDARY FUND IV KSA, L.P., BVK PRIVATE EQUITY 2011, L.P., PANTHEON GLOBAL GT FUND, L.P., PANTHEON GLOBAL HO FUND, L.P., BVK PRIVATE EQUITY 2014, L.P., SACRAMENTO COUNTY EMPLOYEES’ RETIREMENT SYSTEM SECONDARY INFRASTRUCTURE AND REAL ASSETS FUND, LLC, PANTHEON GLOBAL INFRASTRUCTURE FUND II NPS, L.P., PSAGOT-PANTHEON 1, L.P., PANTHEON GLOBAL REAL ASSETS GT FUND, L.P., PANTHEON GLOBAL REAL ASSETS HO FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE, L.P., KGT STRATEGIC PRIVATE INVESTMENTS, LP, KFH STRATEGIC PRIVATE INVESTMENTS, LP, BVK PRIVATE EQUITY 2018, L.P., VA-PANTHEON INFRASTRUCTURE II, LP, PANTHEON IPA FUND, L.P., PANTHEON REAL ASSETS OPPORTUNITIES FUND, L.P., GLOBAL INFRASTRUCTURE 2015-K, L.P, BVK PRIVATE EQUITY 2021, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND III NPS, L.P., PANTHEON GLOBAL PRIVATE CREDIT GT FUND, L.P., PANTHEON GLOBAL PRIVATE CREDIT HO FUND, L.P., AKASIA I, L.P., PANTHEON/VA NRP, LP, GLOBAL INFRASTRUCTURE 2020-K, L.P, PANTHEON G INFRASTRUCTURE OPPORTUNITIES LP, PANTHEON GLOBAL INFRASTRUCTURE USD INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE EUR INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE INVESTMENTS FUND (CAYMAN) LP, PENSAM INFRASTRUCTURE, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE II, L.P., LINCOLN BROOK OPPORTUNITIES FUND, L.P., PANTHEON SOF CO-INVESTMENT FUND, L.P., PANTHEON INFRA-PSP CO-

INVESTMENT PROGRAM 1, LP, INDUSTRIENS VINTAGE INFRASTRUCTURE IV, L.P., TORANOMON INFRASTRUCTURE 2, LP, PANTHEON L GLOBAL INFRASTRUCTURE SMA LP, PANTHEON 2022-K ASIA, L.P, CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2022, LP, PANTHEON OCM SECONDARIES INVESTMENT PROGRAM (CAYMAN), L.P., VA - PANTHEON INFRASTRUCTURE III, LP, JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (USD), L.P., JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (EUR), L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND IV NPS, L.P., THREE PILLARS SECONDARIES FUND, LP, THREE PILLARS FLEX OPPORTUNITIES FUND, LP, PANTHEON PLANVITAL INVESTMENT PROGRAM (CAYMAN), LP, PANTHEON C PRIVATE CREDIT SECONDARIES PROGRAM LP, BVK PRIVATE EQUITY 2024, L.P., PANTHEON PSD III THE-K 2024 MASTER LP, GLOBAL INFRASTRUCTURE 2024-K, L.P., PANTHEON GLOBAL CREDIT 2024-K, L.P., PANTHEON ME A1 SMA FUND, L.P., PANTHEON ME A1 OVERAGE FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE V, L.P., PANTHEON PRIVATE SENIOR DEBT FUND III NPS, L.P., PANTHEON Z GLOBAL INFRASTRUCTURE FUND MASTER, L.P., CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2025, LP, PANTHEON PANDEIA FUND LP, SOLUTIO PREMIUM PRIVATE DEBT I SCSP, SOLUTIO PREMIUM PRIVATE DEBT II MASTER SCSP, SOLUTIO PREMIUM PRIVATE DEBT III MASTER SCSP, PANTHEON GLOBAL SECONDARY FUND VI SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VI MASTER SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND V (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VII MASTER SCSP, PGCO IV CO-MINGLED FUND SCSP, PANTHEON MULTI-STRATEGY PROGRAM 2014 (LUXEMBOURG) SLP SICAV SIF, PANTHEON ACCESS (LUXEMBOURG) SLP SICAV SIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES II (USD),

PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES II (EUR), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES II (USD), PANTHEON GLOBAL INFRASTRUCTURE FUND IV (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND IV EURO (LUXEMBOURG) SCSP, PANTHEON SECONDARY OPPORTUNITY FUND (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND “PRIVATE EQUITY”, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND “SPECIAL SITUATIONS”, PANTHEON GLOBAL SECONDARY FUND VII SCSP, PANTHEON GLOBAL SECONDARY FUND VII EURO SCSP, SOLUTIO OPPORTUNITIES ASIA I SCSP, PANTHEON SECONDARY OPPORTUNITY FUND II (LUXEMBOURG) SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND VI (LUXEMBOURG) SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (USD), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (GBP), PANTHEON GLOBAL PRIVATE EQUITY FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON GLOBAL CREDIT SECONDARIES FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES III (USD), PANTHEON GLOBAL SELECT FUND VII (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND V (LUXEMBOURG) SCSP, PANTHEON GLOBAL SECONDARY FUND VIII SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – PANTHEON SENIOR DEBT SECONDARIES EUROPE III, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA CREDIT 2020, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA INFINITA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF

- PANTHEON COF CO-INVESTMENT II, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PERIDOT OVERAGE 2022, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - MHST OVERAGE, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – KALEVALA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – SPEAR, PANTHEON SOCRATES SCA SICAV-RAIF, PANTHEON SOCRATES SCA SICAV-RAIF – EUR COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – USD COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – GBP COMPARTMENT I, PERSEA PRIVATE CREDIT SECONDARIES PROGRAM MASTER SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND II (LUXEMBOURG) SCSP, ASGA GLOBAL INFRASTRUCTURE L.P, CPEG-PANTHEON INFRASTRUCTURE L.P.

555 CALIFORNIA STREET, SUITE 3450 SAN FRANCISCO, CA

File No. ~~812-15706~~812-15932

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under ~~Section~~Sections 57(i) and 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on ~~November~~December 13, ~~2024~~2019 (the “Prior Order”)2 that was granted pursuant to ~~Sections 57(a)(4), 57(i~~Section 17(d) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted. ~~FSSL (as defined below) separately currently relies on exemptive orders that were granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1 issued by the Commission on June 4, 2013 (the “2013 Order”)3and on April 10, 2018 (the~~

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]

~~FS Credit Opportunities Corp~~AMG Pantheon Master Fund, LLC, et al. (File No. ~~812-15507~~812-14626-01), Release No. IC~~-35348 (October 3, 2024~~-33687 (November 18, 2019) (notice), Release No. IC~~-35383 (November~~-33714 (December 13, ~~2024~~2019) (order).

~~3~~

~~FS Investment Corporation et al. (File No. 812-13665), Release No. IC-30511 (May 9, 2013) (notice), Release No. IC-30548 (June 4, 2013) (order). FSSL continues to hold investments that it initially entered between 2013 and 2015 and were completed in reliance on the 2013 Order. FSSL would continue to rely on the 2013 Order, including by complying with all terms and conditions of such order, solely with respect to investment opportunities that represent follow-ons and dispositions in relation to those investments (“2013 Order Investment Opportunities”). FSSL will cease reliance on the 2013 Order upon the final disposition or maturity of the investments completed in reliance on the 2013 Order. The Applicants represent that no Regulated Fund or Affiliated Fund relying on this Order will rely on the 2013 Order or will participate in the 2013 Order Investment Opportunities other than as otherwise provided above. The~~

~~“FSSL Order”)4. Subsequent to the granting of the Order, FSSL would not rely on the 2013 Order or the FSSL Order except to the extent described in the notes below.~~

•

~~FS Credit Opportunities Corp.,~~AMG Pantheon Master Fund, LLC (“P-PEXX”), AMG Pantheon Credit Solutions Fund (“P-SECC”) and AMG Pantheon Infrastructure Fund, LLC (“P-BUILD” and together with P-PEXX and P-SECC, the “Existing Regulated Funds”), each a closed-end management investment company that is registered under the 1940 Act ~~(“FSCO”)~~;

•	Pantheon Ventures (US) LP (“Pantheon Ventures US”), an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”), on behalf of itself and its successors[3];

~~•~~

~~PA Senior Credit Opportunities Fund, L.P., which is an entity whose investment adviser is FS Global Advisor, LLC and that would be an investment company but for Section 3(c)(7) of the Act (“PA SCOF I”);~~

~~•~~	~~FS Senior Credit Fund II, L.P., which is an entity whose investment adviser is FS Global Advisor, LLC and that would be an investment company but for Section 3(c)(7) of the Act (“FS SCF II”);~~

~~•~~	~~FS Global Advisor, LLC, the investment adviser to FSCO, PA SCOF I and FS SCF II (“FSGA”);~~

•

~~FS Credit Income Fund, a closed-end management~~Pantheon Infra Advisors LLC (“Pantheon Infra Advisors”), an investment ~~company~~adviser registered under the Advisers Act ~~(“FSCI”)~~, on behalf of itself and its successors;

~~Applicants believe that preserving this limited reliance is necessary and appropriate in the interest of FSSL’s shareholders so that FSSL can continue to manage those investments appropriately. The Applicants also believe that such limited reliance is consistent with the policy and purposes of the Act because the conditions to the 2013 Order would continue to apply to that set of investments and to the relevant participants in those investments. Moreover, the Applicants do not believe that this limited reliance would pose any new or additional policy concern because there would be no discretion as to which order would apply to which investment opportunities.~~
~~[4]~~

~~Triloma EIG Global Energy Fund, et al. (File No. 812-14848), Release No. IC-33047 (March 14, 2018) (notice), Release No. IC-33070 (April 10, 2018) (order). FSSL continues to hold investments that it initially entered between 2018 and 2022 and that were completed in reliance on the FSSL Order. FSSL would continue to rely on the FSSL Order, including by complying with all terms and conditions of such order, solely with respect to investment opportunities that represent follow-ons and dispositions in relation to those investments (“FSSL Order Investment Opportunities”). FSSL will cease reliance on the FSSL Order upon the final disposition or maturity of the investments completed in reliance on the FSSL Order. The Applicants represent that no Regulated Fund or Affiliated Fund relying on this Order will rely on the FSSL Order or will participate in the FSSL Order Investment Opportunities other than as otherwise provided above. The Applicants believe that preserving this limited reliance is necessary and appropriate in the interest of FSSL’s shareholders so that FSSL can continue to manage those investments appropriately. The Applicants also believe that such limited reliance is consistent with the policy and purposes of the Act because the conditions to the FSSL Order would continue to apply to that set of investments and to the relevant participants in those investments. Moreover, the Applicants do not believe that this limited reliance would pose any new or additional policy concern because there would be no discretion as to which order would apply to which investment opportunities.~~

[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

•	Pantheon Ventures (UK) LLP (“Pantheon Ventures UK”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

•	Pantheon Ventures (Ireland) DAC (“Pantheon Ventures Ireland”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

•	AMG Pantheon Subsidiary Fund, LLC and AMG Pantheon Lead Fund, LLC (together, the “P-PEXX Subs”), each a Wholly-Owned Investment Sub (as defined below) of P-PEXX;

•	AMG Pantheon Credit Solutions Subsidiary Fund, LLC and AMG Pantheon Credit Solutions Lead Fund, LLC (together, the “P-SECC Subs”), each a Wholly-Owned Investment Sub of P-SECC;

•

AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC (together, the “P-BUILD Subs” and together with the P-PEXX Subs and the P-SECC Subs, the “Existing Wholly-Owned Subsidiaries”), each a Wholly-Owned Investment Sub of P-BUILD;

•

The entities identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”; together with the Existing Regulated Funds, each Existing Wholly-Owned Subsidiary, Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, the “Applicants”).[4]

~~•~~	~~FS Credit Income Advisor, LLC, the investment adviser to FSCI (“FSCIA”);~~

~~•~~

~~FS Specialty Lending Fund (formerly FS Energy & Power Fund), a closed-end management investment company that has elected to be regulated as a business development company (“FSSL” and, together with FSCO and FSCI, the “Existing Regulated Funds”);~~

~~•~~	~~FS/EIG Advisor, LLC, the investment adviser to FSSL (“FSEIG” and, together with FSGA and FSCIA, “FS”)~~

~~•~~

~~FS Tactical Opportunities (LOI) Splitter, L.P., which is an entity whose investment adviser is FS Tactical Advisor, LLC and that would be an investment company but for Section 3(c)(7) of the Act (“FSTO LOI I”);~~

~~•~~

~~FS Tactical Opportunities (SI) Splitter, L.P., which is an entity whose investment adviser is FS Tactical Advisor, LLC and that would be an investment company but for Section 3(c)(7) of the Act (“FSTO SI I”);~~

~~•~~

~~FS Tactical Opportunities (LOI) Splitter II, L.P., which is an entity whose investment adviser is FS Tactical Advisor, LLC and that would be an investment company but for Section 3(c)(7) of the Act (“FSTO LOI II”);~~

[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

~~•~~

~~FS Tactical Opportunities (SI) Splitter II, L.P., which is an entity whose investment adviser is FS Tactical Advisor, LLC and that would be an investment company but for Section 3(c)(7) of the Act (“FSTO SI II” and, together with PA SCOF I, FS SCF II, FSTO LOI I, FSTO SI I, FSTO LOI II, the “Existing Affiliated Funds”);~~

~~•~~	~~FS Tactical Advisor, LLC, the investment adviser to FSTO LOI I, FSTO SI I, FSTO LOI II, and FSTO SI II (“FSTA” and, together with the Funds, FS and the Existing Affiliated Funds, the “Applicants”)~~.[5]

~~5~~

~~All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.~~

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund~~6~~5 and one or more Affiliated Entities~~7~~6 to engage in Co-Investment Transactions~~8~~7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”~~9~~ 8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.~~10~~9

~~6~~5

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

~~7~~6

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

~~8~~7	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

~~9~~8

“Adviser” means ~~FS, FSTA,~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and any other investment adviser controlling, controlled by, or under common control with ~~FS and/or FSTA~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK, and/or Pantheon Ventures Ireland. The term “Adviser” also includes any internally-managed Regulated Fund.

~~10~~9	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	~~FSCO~~P-PEXX, P-SECC and P-BUILD

~~FSCO was organized under the Delaware Statutory Trust Act on January 28, 2013. On March 23, 2022, the Fund completed its conversion into a Maryland corporation and changed its name to FS Credit Opportunities Corp. FSCO is a closed-end management investment company registered under the Act. FSCO commenced investment operations on December 12, 2013. FSCO intends to qualify annually as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended. FSCO’s principal place of business is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.~~

Each of P-PEXX, P-SECC and P-BUILD is an externally managed, closed-end, non-diversified investment company that is registered as an investment company under the 1940 Act. Each of P-PEXX and P-BUILD are organized as Delaware limited liability companies. P-SECC is organized as a Delaware Statutory Trust. Securities offered by P-PEXX are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D under the Securities Act. P-PEXX, P-SECC and P-BUILD intend to qualify annually as regulated investment companies under Sub-Chapter M of the Internal Revenue Code of 1986, as amended.

~~FSCO’s~~P-PEXX’s investment objective is to ~~generate an attractive total return consisting of a high level of current income and~~seek long-term capital appreciation~~, with a secondary objective of capital preservation. FSCO has a seven-member~~. P-PEXX has a four-member board (the “~~FSCO~~P-PEXX Board”), of which ~~six~~three members are not “interested~~”~~ persons” of the Fund within the meaning of ~~Section~~section 2(a)(19) of the 1940 Act.~~11~~10

~~B. FSCI~~

~~FSCI was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on October 27, 2016 and formally commenced investment operations on November 1, 2017. FSCI is an externally managed, diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the Act. FSCI intends to qualify annually as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended. FSCI’s principal place of business is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.~~

~~FSCI’s~~P-SECC’s investment objective is to ~~provide~~generate attractive ~~total~~ returns~~, which will include~~ through a combination of current income ~~and capital appreciation. FSCI has a five-member~~distributions and total return. P-SECC has a six-member board (the “~~FSCI~~P-SECC Board”), of which ~~four~~five members are not “interested~~”~~ persons” of the Fund within the meaning of ~~Section~~section 2(a)(19) of the 1940 Act.

~~11~~10	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.

P-BUILD’s investment objective is to seek long-term capital appreciation. P-BUILD has a six-member board (the “P-BUILD Board” and together with the P-PEXX Board and the P-SECC Board, as well as the Board of any Future Regulated Fund, the “Board”), of which five members are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

B.	The Existing Wholly-Owned Subsidiaries

Each Existing Wholly-Owned Subsidiaries is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub of an Existing Regulated Fund.

C.	~~FSSL~~Advisers

~~FSSL was formed as a Delaware statutory trust under the Delaware Statutory Trust Act on September 16, 2010 and formally commenced investment operations on July 18, 2011. The Company is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC, under the Act. FSSL intends to qualify annually as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended. FSSL’s principal place of business is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.~~

~~Prior to September 29, 2023, FSSL’s investment objective was to generate current income and long-term capital appreciation by investing primarily in privately-held U.S. companies in the energy and power industry. Effective September 29, 2023, FSSL transitioned to a diversified credit strategy and seeks to generate current income and, to a lesser extent, long-term capital appreciation through such investments. In connection with this transition, FSSL changed its name from “FS Energy and Power Fund” to “FS Specialty Lending Fund.” FSSL has a six-member board (the “FSSL Board” and, together with the FSCO Board and FSCI Board, the “Board”), of which five members are not “interested” persons of FSSL within the meaning of Section 2(a)(19) of the Act.~~

Pantheon Ventures US. Pantheon Ventures US is a Delaware limited partnership that is registered as an investment adviser under the Advisers Act with the Commission and serves as investment adviser to P-PEXX and P-SECC and subadviser to P-BUILD. Affiliated Managers Group, Inc. (“AMG”), a publicly-traded company, indirectly owns a majority of the interests of Pantheon Ventures US through AMG New York Holdings Corp.

Pantheon Infra Advisors. Pantheon Infra Advisors is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act with the Commission and serves as investment adviser to P-BUILD. AMG indirectly owns a majority of the interests of Pantheon Infra Advisors through AMG New York Holdings Corp.

Pantheon Ventures Ireland. Pantheon Ventures Ireland is a limited liability designated activity company, incorporated in Ireland and is an exempt reporting adviser under the Advisers Act. Pantheon Ventures Ireland serves as investment adviser to certain Existing Affiliated Funds. AMG indirectly owns a majority of the interests of Pantheon Ventures Ireland through AMG New York Holdings Corp.

Pantheon Ventures UK. Pantheon Ventures UK is a limited liability partnership organized under the laws of England and Wales and is an exempt reporting adviser under the Advisers Act. Pantheon Ventures UK has been appointed by Pantheon Ventures Ireland to serve as portfolio manager for certain of the Existing Affiliated Funds AMG indirectly owns a majority of the interests of Pantheon Ventures UK through AMG New York Holdings Corp.

D.	The Existing Affiliated Funds

Pantheon Ventures US or Pantheon Ventures Ireland serves as investment adviser to each of the Existing Affiliated Funds. Pantheon Ventures UK serves as portfolio manager to certain Existing Affiliated Funds pursuant to a delegation agreement between Pantheon Ventures UK and Pantheon Ventures Ireland. Each Existing Affiliated Fund is a ~~Delaware limited partnership that is a privately-offered fund that would be an “~~separate and distinct legal entity that, when and if offering its interests to U.S. persons, would be an investment company~~”~~ but for Section 3(c)(1) or ~~Section~~ 3(c)(7) of the Act.~~12~~11 A complete list of the Existing Affiliated Funds is included in Appendix A.

~~FSTO LOI I and FSTO SI I were organized in June 2020 as Delaware limited partnerships. Their primary investment objective is to generate an attractive total return consisting of a high level of current income and capital appreciation over complete market cycles, and they intend to invest primarily in performing, below-investment grade corporate credit instruments (senior secured loans and secured and unsecured bonds) in the United States, Canada and Europe. As part of this strategy, FSTO LOI I invests in loan origination investments, and FSTO SI I invests in secondary investments.~~

~~FSTO LOI II and FSTO SI II were organized in February 2024 as Delaware limited partnerships. Their primary investment objective is to generate attractive returns by investing primarily in debt, and on certain occasions, equity securities, with a focus on special situations credit and capital structured solutions. As part of this strategy, FSTO LOI II invests in loan origination investments, and FSTO SI II invests in secondary investments.~~

~~12~~11

In the future, ~~the~~an Affiliated Fund may register as a closed-end management investment company under the 1940 Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

~~PA SCOF I was organized as a Delaware limited partnership and a private fund in 2019, to invest in senior debt investments (typically, first lien, “stretch senior” and “unitranche”) generally made in conjunction with sponsored middle market transactions (e.g., leveraged buyouts, recapitalizations, refinancings and acquisitions). Portfolio Advisors, LLC (“PA”) acted as investment manager to PA SCOF I until March 1, 2024, when PA’s investment advisory agreement with PA SCOF I was assigned by PA to FSGA. PA SCOF I intends to continue to focus on these senior debt investments generally made in conjunction with such sponsored middle market transactions). PA SCOF I targets investments with attractive current cash yields, while attempting to limit principal risk.~~

~~FS Senior Credit Fund II, L.P., formed as of February 14, 2024, is a Delaware limited partnership which will be treated as a partnership for U.S. federal income tax purposes for the benefit of certain U.S. investors and certain U.S. tax exempt investors. The investment objective of FS SCF II is to seek attractive, risk adjusted returns with current income by primarily making direct investments in U.S. middle market companies and specifically, senior debt investments (typically, first lien, “stretch senior” and “unitranche” investments).~~

~~Each Existing Affiliated Fund has its own respective general partner with general ultimate responsibility for the management and operations of such Existing Affiliated Fund. Each general partner to an Existing Affiliated Fund is managed by a managing member. FSGA and FSTA serve as investment advisers to the Existing Affiliated Funds.~~

~~E. FS and FSTA~~

~~FS and FSTA serve as the investment adviser of the Existing Regulated Funds and the Existing Affiliated Funds, as applicable, and either they or another Adviser will serve as the investment adviser to any Future Regulated Fund. FS and FSTA also provide or will provide administrative services to the Existing Regulated Funds and the Existing Affiliated Funds, as applicable, under an administrative services agreement. Each of FSGA, FSCIA and FSEIG is a Delaware limited liability company and is a registered investment adviser with the Commission under the Advisers Act. On the date of this Application, FSGA’s sole clients are FSCO, PA SCOF I and FS SCF II. On the date of this Application, FSCIA’s sole client is FSCI. On the date of this Application, FSEIG’s sole client that intends to rely on the Order is FSSL. FSTA is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. On the date of this Application, FSTA’s sole clients that intend to rely on the Order are FSTO LOI I, FSTO SI I, FSTO LOI II, and FSTO SI II.~~

~~FSGA, FSCIA, FSEIG and FSTA are each a direct or indirect subsidiary of Franklin Square Holdings, L.P., a Pennsylvania limited partnership (“FS Investments”). FS Investments currently owns directly or indirectly a majority of each of FSGA, FSCIA, FSEIG and FSTA. No other person or entity currently owns above 10% of FSGA, FSCIA or FSTA. EIG Asset Management, LLC owns a minority interest in FSEIG. FS Investments is a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. The firm manages assets for a wide range of clients, including institutional investors, financial professionals and individual investors. FS Investments provides access to a broad suite of alternative asset classes and strategies through its best-in-class investment teams and partners. With its diversified platform and flexible capital solutions, the firm is a valued partner to general partners, asset owners and portfolio companies. The firm has offices in the U.S, Europe and Asia and is headquartered in Philadelphia, PA.~~

~~Under the terms of an investment advisory agreement with each Existing Regulated Fund and each Existing Affiliated Fund, respectively, FS and FSTA will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to each Existing Regulated Fund’s and the Existing Affiliated Fund’s officers and directors/manager regularly.~~

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”~~13~~12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). ~~FSGA and FSTA are each majority-owned by FS Investments, are~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland are each under common control through AMG indirectly owning a majority of the interests of each such entity, and are thus affiliated persons of each other.

~~13~~12

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

Accordingly, with respect to ~~FSGA, FSTA~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with ~~FSGA, FSTA,~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.~~14~~13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,~~15~~14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,~~16~~15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

~~14~~13	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
~~15~~14

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

~~16~~15

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.~~17~~16

4. No Remuneration. Any transaction fee~~18~~17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.~~19~~18

6. Dispositions:

(a) Prior to any Disposition~~20~~19 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

~~17~~16	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
~~18~~17	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
~~19~~18	The Affiliated Entities may adopt shared Co-Investment Policies.
~~20~~19	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.~~21~~20

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).~~22~~21

~~21~~20

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

~~22~~21

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).~~23~~22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

~~Stephen S. Sypherd, Esq.~~

~~General Counsel~~Mark Duggan

~~FS Global Advisor,~~AMG Funds LLC

680 Washington Blvd., Suite 500

Stamford, CT 06901

~~201 Rouse Boulevard~~

~~Philadelphia, Pennsylvania 19112~~

Telephone: (~~215~~203) ~~495-1150~~299-3544

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

~~Julien Bourgeois Dechert LLP 1900 K Street, NW Washington, DC 20006 (202) 261-3451~~	~~William J. Bielefeld Dechert LLP 1900 K Street, NW Washington, DC 20006 (202) 261-3386~~

Gregory C. Davis

Lisa M. Henry

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Telephone: (415) 315-6327

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

~~23~~22

See, e.g., ~~Polen~~FS Credit Opportunities ~~Fund~~Corp., et al. (File No. ~~812-15457)~~812-15706), Release No. IC~~-35183 (May 2, 2024~~-35520 (April 3, 2025) (notice), Release No. IC~~-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc.,~~-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. ~~812-15476-01)~~812-15729), Release No. IC~~-35173~~-35531 (April ~~19~~10, ~~2024~~2025) (notice), Release No. IC~~-35192~~-35570 (May ~~15~~6, ~~2024~~2025) (order); ~~Brookfield Infrastructure Income Fund Inc.~~Blue Owl Capital Corporation, et al. (File No. ~~812-15415~~812-15715), Release No. IC~~-35001 (September 20, 2022~~-35530 (April 9, 2025) (notice), Release No. IC~~-35032 (October 17, 2023~~-35573 (May 6, 2025) (order); ~~T. Rowe Price OHA Select Private Credit~~BlackRock Growth Equity Fund LP, et al. (File No. ~~812-15461~~812-15712), Release No. IC~~-34963 (July 24, 2023~~-35525 (April 8, 2025) (notice), Release No. IC~~-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order)~~-35572 (May 6, 2025) (order).

Pursuant to Rule 0-2(c), Applicants hereby state that each ~~Existing Regulated Fund and Existing Affiliated Fund have~~Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit B to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act and a marked copy of the amended Application showing changes from the initial Application.

The Applicants have caused this Application to be duly signed on their behalf on the ~~3rd~~8th day of ~~April~~January, ~~2025~~2026.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P.		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (UK) LLP, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

VERIFICATION

Each of the undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated January 8, 2026 for and on behalf of the entities listed below; that he or she holds office with such entity as indicated below and that all action by directors, officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such Application has been taken. Each of the undersigned further states that he or she is familiar with such instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information and belief.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

~~FS CREDIT OPPORTUNITIES CORP.~~

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director
		~~By:~~	~~/s/ Stephen S. Sypherd~~
		~~Name:~~	~~Stephen S. Sypherd~~
		~~Title:~~	~~Vice President, Treasurer and Secretary~~

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P.		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

APPENDIX A

Existing Affiliated Funds

Existing Affiliated Funds advised by Pantheon Ventures US:

•	Pantheon Global Co-Investment Opportunities Fund II, L.P.

•	Pantheon USA Fund VIII, L.P.

•	Pantheon Global Secondary Fund IV, L.P.

•	Pantheon Asia Fund VI, L.P.

•	Pantheon USA Fund IX, L.P.

•	Pantheon Emerging Asia Fund VI, L.P.

•	Pantheon Global Co-Investment Opportunities Fund III, L.P.

•	Pantheon USA Small Funds Program IX, L.P.

•	Pantheon Global Infrastructure Fund II, L.P.

•	Pantheon Emerging Markets Fund (Ex-Asia), L.P.

•	Pantheon Global Secondary Fund V, L.P.

•	Pantheon Global Infrastructure Fund “B”, L.P.

•	PGIF III Co-mingled Fund, L.P.

•	Pantheon Multi-Strategy Program 2014 (US), L.P.

•	Pantheon Multi-Strategy Program 2014 (ERISA), L.P.

•	Pantheon Access (US), L.P.

•	Pantheon Access (ERISA), L.P.

•	Pantheon Real Estate Solutions Fund I, L.P.

•	Pantheon Global Secondary Fund IV OPERS, L.P.

•	Pantheon Capital Partners, L.P.

•	Pantheon Global Secondary Fund IV KSA, L.P.

•	BVK Private Equity 2011, L.P.

•	Pantheon Global GT Fund, L.P.

•	Pantheon Global HO Fund, L.P.

•	BVK Private Equity 2014, L.P.

•	Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC

•	Pantheon Global Infrastructure Fund II NPS, L.P.

•	~~PA SENIOR CREDIT OPPORTUNITIES FUND~~Psagot-Pantheon 1, L.P.

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

•	Pantheon Global Real Assets GT Fund, L.P.

•	Pantheon Global Real Assets HO Fund, L.P.

•	Industriens Vintage Infrastructure, L.P.

•	KGT Strategic Private Investments, LP

•	KFH Strategic Private Investments, LP

•	BVK Private Equity 2018, L.P.

•	VA-Pantheon Infrastructure II, LP

•	Pantheon IPA Fund, L.P.

•	Pantheon Real Assets Opportunities Fund, L.P.

•	Global Infrastructure 2015-K, L.P

•	BVK Private Equity 2021, L.P.

•	Pantheon Global Infrastructure Fund III NPS, L.P.

•	Pantheon Global Private Credit GT Fund, L.P.

•	Pantheon Global Private Credit HO Fund, L.P.

•	Akasia I, L.P.

•	Pantheon/VA NRP, LP

•	Global Infrastructure 2020-K, L.P

•	Pantheon G Infrastructure Opportunities LP

•	Pantheon Global Infrastructure USD Investments Unit Trust

•	Pantheon Global Infrastructure EUR Investments Unit Trust

•	Pantheon Global Infrastructure Investments Fund (Cayman) LP

•	Pensam Infrastructure, L.P.

•	~~FS SENIOR CREDIT FUND~~Industriens Vintage Infrastructure II, L.P.

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~FS GLOBAL ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Managing Director and General Counsel~~

~~FS CREDIT INCOME FUND~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~General Counsel and Secretary~~

~~FS CREDIT INCOME ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Managing Director and General Counsel~~

~~FS TACTICAL OPPORTUNITIES (LOI) SPLITTER, L.P.~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~FS TACTICAL OPPORTUNITIES (SI) SPLITTER, L.P.~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~FS TACTICAL OPPORTUNITIES (LOI) SPLITTER II, L.P.~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~FS TACTICAL OPPORTUNITIES (SI) SPLITTER II, L.P.~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~FS TACTICAL ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~FS SPECIALTY LENDING FUND~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~General Counsel~~

~~FS/EIG ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~General CounselSecretary~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Credit Opportunities Corp., that he is the Vice President, Treasurer and Secretary of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FS CREDIT OPPORTUNITIES CORP.~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Vice President, Treasurer and Secretary~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of PA Senior Credit Opportunities Fund, L.P., that he is the Authorized Person of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

•	~~PA SENIOR CREDIT OPPORTUNITIES FUND~~Lincoln Brook Opportunities Fund, L.P.

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Senior Credit Fund II, L.P., that he is the Authorized Person of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

•	~~FS SENIOR CREDIT FUND II~~Pantheon SOF Co-Investment Fund, L.P.
•	Pantheon Infra-PSP Co-Investment Program 1, LP

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Global Advisor, LLC, that he is the Managing Director and General Counsel of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FS GLOBAL ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Managing Director and General Counsel~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Credit Income Fund, that he is General Counsel and Secretary of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FS CREDIT INCOME FUND~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~General Counsel and Secretary~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Credit Income Advisor, LLC, that he is the Managing Director and General Counsel of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FS CREDIT INCOME ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Managing Director and General Counsel~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Tactical Opportunities (LOI) Splitter, L.P., that he is an Authorized Person of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

•	~~FS TACTICAL OPPORTUNITIES (LOI) SPLITTER~~Industriens Vintage Infrastructure IV, L.P.

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Tactical Opportunities (SI) Splitter, L.P., that he is an Authorized Person of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

•	Toranomon Infrastructure 2, LP

•	Pantheon L Global Infrastructure SMA LP

•	Pantheon 2022-K Asia, L.P

•	Clal - Pantheon Infra Co-Investment Program 2022, LP

•	Pantheon OCM Secondaries Investment Program (Cayman), L.P.

•	VA - Pantheon Infrastructure III, LP

•	Juniversitas Infrastructure Equity Core Fund P (USD), L.P.

•	Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.

•	Pantheon Global Infrastructure Fund IV NPS, L.P.

•	Three Pillars Secondaries Fund, LP

•	Three Pillars Flex Opportunities Fund, LP

•	Pantheon PlanVital Investment Program (Cayman), LP

•	Pantheon C Private Credit Secondaries Program LP

•	~~FS TACTICAL OPPORTUNITIES (SI) SPLITTER~~BVK Private Equity 2024, L.P.

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Tactical Opportunities (LOI) Splitter II, L.P., that he is an Authorized Person of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

•	Pantheon PSD III The-K 2024 Master LP

•	Global Infrastructure 2024-K, L.P.

•	Pantheon Global Credit 2024-K, L.P.

•	Pantheon ME A1 SMA Fund, L.P.

•	Pantheon ME A1 Overage Fund, L.P.

•	~~FS TACTICAL OPPORTUNITIES (LOI) SPLITTER II~~Industriens Vintage Infrastructure V, L.P.

•	Pantheon Private Senior Debt Fund III NPS, L.P.

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Tactical Opportunities (SI) Splitter II, L.P., that he is an Authorized Person of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

•	~~FS TACTICAL OPPORTUNITIES (SI) SPLITTER II~~Pantheon Z Global Infrastructure Fund Master, L.P.

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

•	Clal - Pantheon Infra Co-Investment Program 2025, LP

•	Pantheon Pandeia Fund LP

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Tactical Advisor, LLC, that he is an Authorized Person of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FS TACTICAL ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~Authorized Person~~

~~VERIFICATION~~

Existing Affiliated Funds advised by Pantheon Ventures (Ireland) and Pantheon Ventures UK, in its capacity as portfolio manager:

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS Specialty Lending Fund, that he is the General Counsel of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FS SPECIALTY LENDING FUND~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~General Counsel~~

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of FS/EIG Advisor, LLC, that he is the General Counsel and Secretary of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

~~FS/EIG ADVISOR, LLC~~

~~By:~~	~~/s/ Stephen S. Sypherd~~
~~Name:~~	~~Stephen S. Sypherd~~
~~Title:~~	~~General CounselSecretary~~

•	SOLUTIO PREMIUM Private Debt I SCSp

•	SOLUTIO PREMIUM Private Debt II MASTER SCSp

•	SOLUTIO PREMIUM Private Debt III Master SCSp

•	Pantheon Global Secondary Fund VI SCSp

•	SOLUTIO PREMIUM Private Equity VI Master SCSp

•	Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VII Master SCSp

•	PGCO IV Co-mingled Fund SCSp

•	Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF

•	Pantheon Access (Luxembourg) SLP SICAV SIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)

•	Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp

•	Pantheon Secondary Opportunity Fund (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”

•	Pantheon Global Secondary Fund VII SCSp

•	Pantheon Global Secondary Fund VII Euro SCSp

•	SOLUTIO Opportunities Asia I SCSp

•	Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp

•	Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)

•	Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)

•	Pantheon Global Select Fund VII (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund V (Luxembourg) SCSp

•	Pantheon Global Secondary Fund VIII SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022

•	Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Spear

•	Pantheon Socrates SCA SICAV-RAIF

•	Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – USD Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I

•	Persea Private Credit Secondaries Program Master SCSp

•	Pantheon Global Infrastructure Fund II (Luxembourg) SCSp

•	ASGA Global Infrastructure L.P

•	CPEG-Pantheon Infrastructure L.P.

EXHIBIT A

~~Resolutions of Board of Directors of FS Credit Opportunities Corp.~~

Resolutions of Board of Directors of AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC and Board of Trustees of AMG Pantheon Credit Solutions Fund

Approval of ~~Filing Section 17(d)~~Co-Investment Application ~~for Co-Investment Relief~~

~~WHEREAS , the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.~~

~~NOW, THEREFORE, BE IT~~ RESOLVED~~, that~~: That the officers of ~~FS Global Advisor, LLC and~~ the ~~Fund~~Funds be, and each of them hereby is, authorized ~~and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto~~to prepare and file with the SEC an application, pursuant to ~~Section~~Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 ~~promulgated under the 1940 Act~~thereunder, authorizing certain joint transactions that otherwise may be prohibited by ~~Section~~Sections 17(d) and 57(a)(4) of the 1940 Act~~; and it is~~, for an order of the SEC pursuant to which the Funds can participate in co-investment transactions (the “Co-Investment Order”); and further

~~RESOLVED , that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further~~

~~RESOLVED , that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.~~

~~Resolutions of the Board of Trustees of FS Specialty Lending Fund (formerly FS Energy and Power Fund)~~

~~Approval of Filing Section 17(d) Application for Co-Investment Relief~~

~~WHEREAS , the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.~~

~~NOW, THEREFORE, BE IT RESOLVED, that the officers of FS/EIG Advisor, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further~~

~~RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further~~

~~RESOLVED , that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.~~

~~Resolutions of the Board of Trustees of FS Credit Income Fund~~

~~Approval of Filing Section 17(d) Application for Co-Investment Relief~~

~~WHEREAS , the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.~~

~~NOW, THEREFORE, BE IT RESOLVED, that the officers of FS Credit Income Advisor, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further~~

RESOLVED~~, that~~:

That the officers of the ~~Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is~~Funds, with the assistance and advice of counsel to the Funds or others as may be required, be, and they hereby are, authorized to prepare, execute and file any and all amendments to such application and any new application for an exemptive order containing relief similar to the relief contained in the Co-Investment Order as may be necessary or appropriate; and further

~~RESOLVED , that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.~~

RESOLVED,	that each Fund’s reliance on the Co-Investment Order, subject to compliance with the terms and conditions described in the Co-Investment Order is hereby approved.

(Approved on June 12, 2025)

EXHIBIT B

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical under Rule 0-5(e)(3) and a marked copy of the amended Application showing changes from the initial Application.

File No. ~~812-15728~~812-15932

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

~~ARDIAN ACCESS LLC, AA BLOCKER LLC, AA HOLDCO LLC, ARDIAN US LLC, ASF IX L.P., ASF IX B L.P., ASF IX EU S.C.S., SICAV-RAIF, ASF PLATINUM CO-INVESTMENT L.P., ASF S CO-INVESTMENT L.P., ASF IX B NYC CO-INVEST L.P., ASF IX PA CO-INVEST B L.P., ASF IX P CO-INVEST L.P., ASF IX PRUDENTIAL CO-INVEST L.P., ASF PLATINUM ACS L.P., ASF S ACS L.P., ARDIAN ACS I L.P., ASF SAS SCSp., SICAV-RAIF, ARDIAN CT PRIVATE EQUITY PARTNERS S.C.Sp, ARDIAN CO-INVESTMENT FUND VI S.L.P – GLOBAL COMPARTMENT, ARDIAN CO-INVESTMENT FUND VI S.L.P. – EUROPE COMPARTMENT, ARDIAN CO-INVESTMENT FUND VI S.L.P. – NORTH AMERICA COMPARTMENT, ARDIAN GLOBAL CO-INVESTMENT S.L.P., ARDIAN CO-INVESTMENT CLUB S.L.P., ARDIAN LATAM MIDDLE MARKET II L.P., EXPLORER PRIVATE EQUITY S.C.S. SICAV-RAIF, ARDIAN SMB L.P., ARDIAN PV CS L.P., AXA CH IL PRIVATE MARKETS S.C.S., SICAV-RAIF, AXA CH PC PRIVATE MARKETS S.C.S., SICAV-RAIF, ARDIAN GLOBAL PRIVATE EQUITY MANDATE LP, SOUVERAIN PRIVATE EQUITY SA SICAR, ARDIAN HB S.L.P., GOLDEN CAPITAL CO-INVESTMENTS L.P., RAG-S PE ASIA ARDIAN S.C.S. SICAV-RAIF, AXA VORSORGE PRIVATE MARKETS S.C.S. SICAV-RAIF – PRIVATE EQUITY VINTAGE 2019 AND PRIVATE EQUITY VINTAGE 2022, ARDIAN ACCESS SOLUTION FCPR, S.L.P. RUSSEIL PE, ARDIAN CP CS SLP, ARDIAN PRUDENTIAL VCC – ARDIAN PRUDENTIAL PE SUB-FUND, GRACECHURCH PRIVATE INVESTMENTS POOL S.C.S., SICAV-RAIF, PEMBROKE PRIVATE INVESTMENTS POOL S.C.S., SICAV-RAIF, ARDIAN MULTI- STRATÉGIES FCPR, CNP PEPS II FCPR, ARDIAN ACCESS, S.C.A., SICAV-RAIF, A SUB-FUND OF ARDIAN ACCESS UMBRELLA, S.C.A., SICAV-RAIF, ALTERNATIVE WORLD FUND PE, DT AIRE – SEGMENT DT AI, ARDIAN NAEV ACS L.P., ASF VI CDPQ CO-INVEST L.P., ASF VI B NYC CO-INVEST L.P., ASF VI SEINE CO-INVEST L.P., ASF VII L.P., ASF VII B L.P., ASF VII CD B CO-INVEST L.P., ASF VII B CDPQ CO-INVEST L.P., ASF VII B EAST TOWN CO-INVEST L.P., ASF VII B NYC CO-INVEST L.P., ASF VII PA CO-INVESTMENT L.P., ASF VII PORT AUX CHOIX CO-INVEST L.P., ASF VII SEINE CO-INVEST L.P., ASF VIII L.P., ASF VIII B L.P., ASF VIII AS CO-INVEST L.P., SIERRA PARTNERS, L.P., ASF VIII B CDPQ CO-INVEST L.P., LION CO-INVESTMENT L.P., ASF VIII SEINE CO-INVEST L.P., ASF VIII B NYC CO-INVEST L.P., ASF VIII B EAST TOWN CO-INVEST L.P., ASF VIII PA CO-INVESTMENT L.P., ASF B Co-Invest (C) L.P., AESF VI L.P., AESF VI B L.P., AESF VII EU S.C.S., SICAV-RAIF, RABW S.C.S., SICAV-RAIF, VAWL MASTERFONDS PE – SEGMENT VAWL PE PEA, ERI-LUX UMBRELLA FUND S.A. SICAV-RAIF – ERI FONDS 5 PRIVATE EQUITY, ARDIAN INVESTMENT UK LIMITED, ARDIAN FRANCE, ARDIAN INVESTMENT SINGAPORE PTE LTD, ARDIAN INVESTMENT SWITZERLAND AG~~

~~1370 Avenue of the Americas~~

~~New York, NY 10019~~

~~CONFIDENTIAL~~

AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Fund, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC, AMG Pantheon Infrastructure Lead Fund, LLC, Pantheon Ventures (US) LP, Pantheon Ventures (UK) LLP, Pantheon Infra Advisors LLC, Pantheon Ventures (Ireland) DAC, Pantheon Global Co-Investment Opportunities Fund II, L.P., Pantheon USA Fund VIII, L.P., Pantheon Global Secondary Fund IV, L.P., Pantheon Asia Fund VI, L.P., Pantheon USA Fund IX, L.P., Pantheon Emerging Asia Fund VI, L.P., Pantheon Global Co-Investment Opportunities Fund III, L.P., Pantheon USA Small Funds Program IX, L.P., Pantheon Global Infrastructure Fund II, L.P., Pantheon Emerging Markets Fund (Ex-Asia), L.P., Pantheon Global Secondary Fund V, L.P., Pantheon Global Infrastructure Fund “B”, L.P., PGIF III Co-mingled Fund, L.P., Pantheon Multi-Strategy Program 2014 (US), L.P., Pantheon Multi-Strategy Program 2014 (ERISA), L.P., Pantheon Access (US), L.P., Pantheon Access (ERISA), L.P., Pantheon Real Estate Solutions Fund I, L.P., Pantheon Global Secondary Fund IV OPERS, L.P., Pantheon Capital Partners, L.P., Pantheon Global Secondary Fund IV KSA, L.P., BVK Private Equity 2011, L.P., Pantheon Global GT Fund, L.P., Pantheon Global HO Fund, L.P., BVK Private Equity 2014, L.P., Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC, Pantheon Global Infrastructure Fund II NPS, L.P., Psagot-Pantheon 1, L.P., Pantheon Global Real Assets GT Fund, L.P., Pantheon Global Real Assets HO Fund, L.P., Industriens Vintage Infrastructure, L.P., KGT Strategic Private Investments, LP, KFH Strategic Private Investments, LP, BVK Private Equity 2018, L.P., VA-Pantheon Infrastructure II, LP, Pantheon IPA Fund, L.P., Pantheon Real Assets Opportunities Fund, L.P., Global Infrastructure 2015-K, L.P, BVK Private Equity 2021, L.P., Pantheon Global Infrastructure Fund III NPS, L.P., Pantheon Global Private Credit GT Fund, L.P., Pantheon Global Private Credit HO Fund, L.P., Akasia I, L.P., Pantheon/VA NRP, LP, Global Infrastructure 2020-K, L.P, Pantheon G Infrastructure Opportunities LP, Pantheon Global Infrastructure USD Investments Unit Trust, Pantheon Global Infrastructure EUR Investments Unit Trust, Pantheon Global Infrastructure Investments Fund (Cayman) LP, Pensam Infrastructure, L.P., Industriens Vintage Infrastructure II, L.P., Lincoln Brook Opportunities Fund, L.P., Pantheon SOF Co-Investment Fund, L.P., Pantheon Infra-PSP Co-Investment Program 1, LP, Industriens Vintage Infrastructure IV, L.P., Toranomon Infrastructure 2, LP, Pantheon L Global Infrastructure SMA LP, Pantheon 2022-K Asia, L.P, Clal—Pantheon Infra Co-Investment Program 2022, LP, Pantheon OCM Secondaries Investment Program (Cayman), L.P., VA—Pantheon Infrastructure III, LP, Juniversitas Infrastructure Equity Core Fund P (USD), L.P., Juniversitas Infrastructure Equity Core Fund P (EUR), L.P., Pantheon Global Infrastructure Fund IV NPS, L.P., Three Pillars Secondaries Fund, LP, Three Pillars Flex Opportunities Fund, LP, Pantheon PlanVital Investment Program (Cayman), LP, Pantheon C Private Credit Secondaries Program LP, BVK Private Equity 2024, L.P., Pantheon PSD III The-K 2024 Master LP, Global Infrastructure 2024-K, L.P., Pantheon Global Credit 2024-K, L.P., Pantheon ME A1 SMA Fund, L.P., Pantheon ME A1 Overage Fund, L.P., Industriens Vintage Infrastructure V, L.P., Pantheon Private Senior Debt Fund III NPS, L.P., Pantheon Z Global Infrastructure Fund Master, L.P., Clal—Pantheon Infra Co-Investment Program 2025, LP, Pantheon Pandeia Fund LP, SOLUTIO PREMIUM Private Debt I SCSp, SOLUTIO PREMIUM Private Debt II MASTER SCSp, SOLUTIO PREMIUM Private Debt III Master SCSp, Pantheon Global Secondary Fund VI SCSp, SOLUTIO PREMIUM Private Equity VI Master SCSp, Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp, SOLUTIO PREMIUM Private Equity VII Master SCSp, PGCO IV Co-mingled Fund SCSp, Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF, Pantheon Access (Luxembourg) SLP SICAV SIF, Pantheon Private Debt Program SCSp SICAV-RAIF, Pantheon Private Debt Program SCSp SICAV-RAIF—Pantheon Senior Debt Secondaries II (USD), Pantheon Private Debt Program SCSp SICAV-RAIF—Pantheon Senior Debt Secondaries II (EUR), Pantheon Private Debt Program SCSp SICAV-RAIF—Pantheon Credit Opportunities II (USD), Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp, Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp, Pantheon Secondary Opportunity Fund (Luxembourg) SCSp,

~~CONFIDENTIAL~~

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”, Pantheon Global Secondary Fund VII SCSp, Pantheon Global Secondary Fund VII Euro SCSp, SOLUTIO Opportunities Asia I SCSp, Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp, Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP), Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD), Pantheon Global Select Fund VII (Luxembourg) SCSp, Pantheon Global Infrastructure Fund V (Luxembourg) SCSp, Pantheon Global Secondary Fund VIII SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II, Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022, Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage, Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala, Pantheon Private Debt Program SCSP SICAV-RAIF – Spear, Pantheon Socrates SCA SICAV-RAIF, Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I, Pantheon Socrates SCA SICAV-RAIF – USD Compartment I, Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I, Persea Private Credit Secondaries Program Master SCSp, Pantheon Global Infrastructure Fund II (Luxembourg) SCSp, ASGA Global Infrastructure L.P, CPEG-Pantheon Infrastructure L.P.

555 California Street, Suite 3450

San Francisco, CA

AMENDMENT NO. ~~3~~1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Gregory C. Davis~~, Esq.~~

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA ~~US~~ 94111-4006

Telephone: (415) 315-6327

~~gregory.davis@ropesgray.com~~

gregory.davis@ropesgray.com

~~Christopher Labosky, Esq.~~

~~Ropes & Gray LLP~~

~~Prudential Tower~~

~~800 Boylston Street~~

~~Boston, MA US 02199-3600~~

~~(617) 235-4562~~

~~Christopher.labosky@ropesgray.com~~

~~CONFIDENTIAL~~

Copies to:

~~Michael Ferragamo~~

Mark J. Duggan

~~Ardian Access~~AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Telephone: (203) 299-3544

mark.duggan@amg.com

~~1370 Avenue of the Americas~~

~~New York, NY 10019~~

~~michael.ferragamo@ardian.com~~

~~July 8~~January 8, ~~2025~~2026

~~CONFIDENTIAL~~

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

~~ARDIAN ACCESS LLC, AA BLOCKER LLC, AA HOLDCO LLC, ARDIAN US LLC, ASF IX L.P., ASF IX B L.P., ASF IX EU S.C.S., SICAV-RAIF, ASF PLATINUM CO-INVESTMENT L.P., ASF S CO-INVESTMENT L.P., ASF IX B NYC CO-INVEST L.P., ASF IX PA CO-INVEST B L.P., ASF IX P CO-INVEST L.P., ASF IX PRUDENTIAL CO-INVEST L.P., ASF PLATINUM ACS L.P., ASF S ACS L.P., ARDIAN ACS I L.P., ASF SAS SCSp., SICAV-RAIF, ARDIAN CT PRIVATE EQUITY PARTNERS S.C.Sp, ARDIAN CO-INVESTMENT FUND VI S.L.P – GLOBAL COMPARTMENT, ARDIAN CO-INVESTMENT FUND VI S.L.P. – EUROPE COMPARTMENT, ARDIAN CO-INVESTMENT FUND VI S.L.P. – NORTH AMERICA COMPARTMENT, ARDIAN GLOBAL CO-INVESTMENT S.L.P., ARDIAN CO-INVESTMENT CLUB S.L.P., ARDIAN LATAM MIDDLE MARKET II L.P., EXPLORER PRIVATE EQUITY S.C.S. SICAV-RAIF, ARDIAN SMB L.P., ARDIAN PV CS L.P., AXA CH IL PRIVATE MARKETS S.C.S., SICAV-RAIF, AXA CH PC PRIVATE MARKETS S.C.S., SICAV-RAIF, ARDIAN GLOBAL PRIVATE EQUITY MANDATE LP, SOUVERAIN PRIVATE EQUITY SA SICAR, ARDIAN HB S.L.P., GOLDEN CAPITAL CO-INVESTMENTS L.P., RAG-S PE ASIA ARDIAN S.C.S. SICAV-RAIF, AXA VORSORGE PRIVATE MARKETS S.C.S. SICAV-RAIF – PRIVATE EQUITY VINTAGE 2019 AND PRIVATE EQUITY VINTAGE 2022, ARDIAN ACCESS SOLUTION FCPR, S.L.P. RUSSEIL PE, ARDIAN CP CS SLP, ARDIAN PRUDENTIAL VCC – ARDIAN PRUDENTIAL PE SUB-FUND, GRACECHURCH PRIVATE INVESTMENTS POOL S.C.S., SICAV-RAIF, PEMBROKE PRIVATE INVESTMENTS POOL S.C.S., SICAV-RAIF, ARDIAN MULTI- STRATÉGIES FCPR, CNP PEPS II FCPR, ARDIAN ACCESS, S.C.A., SICAV-RAIF, A SUB-FUND OF ARDIAN ACCESS UMBRELLA, S.C.A., SICAV-RAIF, ALTERNATIVE WORLD FUND PE, DT AIRE – SEGMENT DT AI, ARDIAN NAEV ACS L.P., ASF VI CDPQ CO-INVEST L.P., ASF VI B NYC CO-INVEST L.P.,~~	: : : : : : : : : : : : : : : : : : : : : : :	AMENDMENT NO. ~~3~~1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

~~CONFIDENTIAL~~

~~ASF VI SEINE CO-INVEST L.P., ASF VII L.P., ASF VII B L.P., ASF VII CD B CO-INVEST L.P., ASF VII B CDPQ CO-INVEST L.P., ASF VII B EAST TOWN CO-INVEST L.P., ASF VII B NYC CO-INVEST L.P., ASF VII PA CO-INVESTMENT L.P., ASF VII PORT AUX CHOIX CO-INVEST L.P., ASF VII SEINE CO-INVEST L.P., ASF VIII L.P., ASF VIII B L.P., ASF VIII AS CO-INVEST L.P., SIERRA PARTNERS, L.P., ASF VIII B CDPQ CO-INVEST L.P., LION CO-INVESTMENT L.P., ASF VIII SEINE CO-INVEST L.P., ASF VIII B NYC CO-INVEST L.P., ASF VIII B EAST TOWN CO-INVEST L.P., ASF VIII PA CO-INVESTMENT L.P., ASF B Co-Invest (C) L.P., AESF VI L.P., AESF VI B L.P., AESF VII EU S.C.S., SICAV-RAIF, RABW S.C.S., SICAV-RAIF, VAWL MASTERFONDS PE – SEGMENT VAWL PE PEA, ERI-LUX UMBRELLA FUND S.A. SICAV-RAIF – ERI FONDS 5 PRIVATE EQUITY, ARDIAN INVESTMENT UK LIMITED, ARDIAN FRANCE, ARDIAN INVESTMENT SINGAPORE PTE LTD, ARDIAN INVESTMENT SWITZERLAND AG~~

AMG PANTHEON MASTER FUND, LLC, AMG PANTHEON SUBSIDIARY FUND, LLC, AMG PANTHEON LEAD FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS FUND, AMG PANTHEON CREDIT SOLUTIONS SUBSIDIARY FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS LEAD FUND, LLC, AMG PANTHEON INFRASTRUCTURE FUND, LLC, AMG PANTHEON INFRASTRUCTURE SUBSIDIARY FUND, LLC, AMG PANTHEON INFRASTRUCTURE LEAD FUND, LLC, PANTHEON VENTURES (US) LP, PANTHEON VENTURES (UK) LLP, PANTHEON INFRA ADVISORS LLC, PANTHEON VENTURES (IRELAND) DAC, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND II, L.P., PANTHEON USA FUND VIII, L.P., PANTHEON GLOBAL SECONDARY FUND IV, L.P., PANTHEON ASIA FUND VI, L.P., PANTHEON USA FUND IX, L.P., PANTHEON EMERGING ASIA FUND VI, L.P., PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND III, L.P., PANTHEON USA SMALL FUNDS PROGRAM IX, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND II, L.P., PANTHEON EMERGING MARKETS FUND (EX-ASIA), L.P.,

~~CONFIDENTIAL~~

PANTHEON GLOBAL SECONDARY FUND V, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND “B”, L.P., PGIF III CO-MINGLED FUND, L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (US), L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (ERISA), L.P., PANTHEON ACCESS (US), L.P., PANTHEON ACCESS (ERISA), L.P., PANTHEON REAL ESTATE SOLUTIONS FUND I, L.P., PANTHEON GLOBAL SECONDARY FUND IV OPERS, L.P., PANTHEON CAPITAL PARTNERS, L.P., PANTHEON GLOBAL SECONDARY FUND IV KSA, L.P., BVK PRIVATE EQUITY 2011, L.P., PANTHEON GLOBAL GT FUND, L.P., PANTHEON GLOBAL HO FUND, L.P., BVK PRIVATE EQUITY 2014, L.P., SACRAMENTO COUNTY EMPLOYEES’ RETIREMENT SYSTEM SECONDARY INFRASTRUCTURE AND REAL ASSETS FUND, LLC, PANTHEON GLOBAL INFRASTRUCTURE FUND II NPS, L.P., PSAGOT-PANTHEON 1, L.P., PANTHEON GLOBAL REAL ASSETS GT FUND, L.P., PANTHEON GLOBAL REAL ASSETS HO FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE, L.P., KGT STRATEGIC PRIVATE INVESTMENTS, LP, KFH STRATEGIC PRIVATE INVESTMENTS, LP, BVK PRIVATE EQUITY 2018, L.P., VA-PANTHEON INFRASTRUCTURE II, LP, PANTHEON IPA FUND, L.P., PANTHEON REAL ASSETS OPPORTUNITIES FUND, L.P., GLOBAL INFRASTRUCTURE 2015-K, L.P, BVK PRIVATE EQUITY 2021, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND III NPS, L.P., PANTHEON GLOBAL PRIVATE CREDIT GT FUND, L.P., PANTHEON GLOBAL PRIVATE CREDIT HO FUND, L.P., AKASIA I, L.P., PANTHEON/VA NRP, LP, GLOBAL INFRASTRUCTURE 2020-K, L.P, PANTHEON G INFRASTRUCTURE OPPORTUNITIES LP, PANTHEON GLOBAL INFRASTRUCTURE USD INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE EUR INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE INVESTMENTS FUND (CAYMAN) LP, PENSAM INFRASTRUCTURE, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE II, L.P., LINCOLN BROOK OPPORTUNITIES FUND, L.P., PANTHEON SOF CO-INVESTMENT

~~CONFIDENTIAL~~

FUND, L.P., PANTHEON INFRA-PSP CO-INVESTMENT PROGRAM 1, LP, INDUSTRIENS VINTAGE INFRASTRUCTURE IV, L.P., TORANOMON INFRASTRUCTURE 2, LP, PANTHEON L GLOBAL INFRASTRUCTURE SMA LP, PANTHEON 2022-K ASIA, L.P, CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2022, LP, PANTHEON OCM SECONDARIES INVESTMENT PROGRAM (CAYMAN), L.P., VA - PANTHEON INFRASTRUCTURE III, LP, JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (USD), L.P., JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (EUR), L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND IV NPS, L.P., THREE PILLARS SECONDARIES FUND, LP, THREE PILLARS FLEX OPPORTUNITIES FUND, LP, PANTHEON PLANVITAL INVESTMENT PROGRAM (CAYMAN), LP, PANTHEON C PRIVATE CREDIT SECONDARIES PROGRAM LP, BVK PRIVATE EQUITY 2024, L.P., PANTHEON PSD III THE-K 2024 MASTER LP, GLOBAL INFRASTRUCTURE 2024-K, L.P., PANTHEON GLOBAL CREDIT 2024-K, L.P., PANTHEON ME A1 SMA FUND, L.P., PANTHEON ME A1 OVERAGE FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE V, L.P., PANTHEON PRIVATE SENIOR DEBT FUND III NPS, L.P., PANTHEON Z GLOBAL INFRASTRUCTURE FUND MASTER, L.P., CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2025, LP, PANTHEON PANDEIA FUND LP, SOLUTIO PREMIUM PRIVATE DEBT I SCSP, SOLUTIO PREMIUM PRIVATE DEBT II MASTER SCSP, SOLUTIO PREMIUM PRIVATE DEBT III MASTER SCSP, PANTHEON GLOBAL SECONDARY FUND VI SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VI MASTER SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND V (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VII MASTER SCSP, PGCO IV CO-MINGLED FUND SCSP, PANTHEON MULTI-STRATEGY PROGRAM 2014 (LUXEMBOURG) SLP SICAV SIF, PANTHEON ACCESS (LUXEMBOURG) SLP SICAV SIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON

~~CONFIDENTIAL~~

SENIOR DEBT SECONDARIES II (USD), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES II (EUR), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES II (USD), PANTHEON GLOBAL INFRASTRUCTURE FUND IV (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND IV EURO (LUXEMBOURG) SCSP, PANTHEON SECONDARY OPPORTUNITY FUND (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND “PRIVATE EQUITY”, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND “SPECIAL SITUATIONS”, PANTHEON GLOBAL SECONDARY FUND VII SCSP, PANTHEON GLOBAL SECONDARY FUND VII EURO SCSP, SOLUTIO OPPORTUNITIES ASIA I SCSP, PANTHEON SECONDARY OPPORTUNITY FUND II (LUXEMBOURG) SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND VI (LUXEMBOURG) SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (USD), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (GBP), PANTHEON GLOBAL PRIVATE EQUITY FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON GLOBAL CREDIT SECONDARIES FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES III (USD), PANTHEON GLOBAL SELECT FUND VII (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND V (LUXEMBOURG) SCSP, PANTHEON GLOBAL SECONDARY FUND VIII SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – PANTHEON SENIOR DEBT SECONDARIES EUROPE III, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA CREDIT 2020, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA INFINITA, PANTHEON

~~CONFIDENTIAL~~

PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON COF CO-INVESTMENT II, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PERIDOT OVERAGE 2022, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - MHST OVERAGE, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – KALEVALA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – SPEAR, PANTHEON SOCRATES SCA SICAV-RAIF, PANTHEON SOCRATES SCA SICAV-RAIF – EUR COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – USD COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – GBP COMPARTMENT I, PERSEA PRIVATE CREDIT SECONDARIES PROGRAM MASTER SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND II (LUXEMBOURG) SCSP, ASGA GLOBAL INFRASTRUCTURE L.P, CPEG-PANTHEON INFRASTRUCTURE L.P.

~~1370 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10019~~

555 CALIFORNIA STREET, SUITE 3450

SAN FRANCISCO, CA

File No. ~~812-15728~~812-15932

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under ~~Section~~Sections 57(i) and 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on December 13, 2019 (the “Prior Order”)2 that was granted pursuant to Section 17(d) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

~~•~~	~~Ardian Access LLC (the “Fund”), a closed-end management investment company registered under the Act;~~

•

AMG Pantheon Master Fund, LLC (“P-PEXX”), AMG Pantheon Credit Solutions Fund (“P-SECC”) and AMG Pantheon Infrastructure Fund, LLC (“P-BUILD” and together with P-PEXX and P-SECC, the “Existing Regulated Funds”), each a closed-end management investment company that is registered under the 1940 Act;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	AMG Pantheon Master Fund, LLC, et al. (File No. 812-14626-01), Release No. IC-33687 (November 18, 2019) (notice), Release No. IC-33714 (December 13, 2019) (order).

~~CONFIDENTIAL~~

•

~~Ardian~~ Pantheon Ventures (US ~~LLC (“Ardian~~) LP (“Pantheon Ventures US”), an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”), on behalf of itself and its successors~~2~~[3];

•

~~ARDIAN Investment UK Limited, an exempt reporting adviser~~Pantheon Infra Advisors LLC (“Pantheon Infra Advisors”), an investment adviser registered under the Advisers Act, on behalf of itself and its successors;

•	~~ARDIAN France~~Pantheon Ventures (UK) LLP (“Pantheon Ventures UK”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

•

~~ARDIAN Investment Singapore Pte Ltd, a foreign private~~Pantheon Ventures (Ireland) DAC (“Pantheon Ventures Ireland”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

~~•~~	~~ARDIAN Investment Switzerland AG, a foreign private adviser under the Advisers Act, on behalf of itself and its successors;~~

~~•~~

~~AA Blocker LLC and AA HoldCo LLC (the “Existing Wholly-Owned Subsidiaries”), each of which is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub (as defined below) of the Fund; and~~

•	AMG Pantheon Subsidiary Fund, LLC and AMG Pantheon Lead Fund, LLC (together, the “P-PEXX Subs”), each a Wholly-Owned Investment Sub (as defined below) of P-PEXX;

•	AMG Pantheon Credit Solutions Subsidiary Fund, LLC and AMG Pantheon Credit Solutions Lead Fund, LLC (together, the “P-SECC Subs”), each a Wholly-Owned Investment Sub of P-SECC;

•

AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC (together, the “P-BUILD Subs” and together with the P-PEXX Subs and the P-SECC Subs, the “Existing Wholly-Owned Subsidiaries”), each a Wholly-Owned Investment Sub of P-BUILD;

•

The entities identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1)~~, 3(c)(5)(C)~~ or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”; together with the ~~Fund~~Existing Regulated Funds, each Existing Wholly-Owned Subsidiary, ~~Ardian, ARDIAN Investment UK Limited, ARDIAN France, ARDIAN Investment Singapore Pte Ltd and ARDIAN Investment Switzerland AG~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, the “Applicants”).~~3~~4

~~2~~3	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.
~~3~~4

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

~~CONFIDENTIAL~~

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund~~4~~5 and one or more Affiliated Entities~~5~~6 to engage in Co-Investment Transactions~~6~~7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”~~7~~ 8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.~~8~~9

~~4~~5

”Regulated Fund” means the ~~Fund~~Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

~~5~~6

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

~~6~~7	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
~~7~~8

“Adviser” means ~~Ardian, ARDIAN Investment UK Limited, ARDIAN France, ARDIAN Investment Singapore Pte Ltd and ARDIAN Investment Switzerland AG~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and any other investment adviser controlling, controlled by, or under common control with ~~any of the foregoing entities~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK, and/or Pantheon Ventures Ireland. The term “Adviser” also includes any internally-managed Regulated Fund.

~~8~~9	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

~~CONFIDENTIAL~~

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	~~The Fund~~P-PEXX, P-SECC and P-BUILD

~~The Fund is an externally managed, closed-end, non-diversified investment company and a Delaware limited liability company that is registered as an investment company under the 1940 Act.~~

Each of P-PEXX, P-SECC and P-BUILD is an externally managed, closed-end, non-diversified investment company that is registered as an investment company under the 1940 Act. Each of P-PEXX and P-BUILD are organized as Delaware limited liability companies. P-SECC is organized as a Delaware Statutory Trust. Securities offered by P-PEXX are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D under the Securities Act. P-PEXX, P-SECC and P-BUILD intend to qualify annually as regulated investment companies under Sub-Chapter M of the Internal Revenue Code of 1986, as amended.

~~The Fund’s~~P-PEXX’s investment objective is to ~~generate attractive risk-adjusted returns. In pursuing its investment objective, the Fund intends to invest in a global portfolio of private asset investments across a broad set of managers, strategies, vintage years, industry sectors and geographies. The Fund has a five-member Board~~seek long-term capital appreciation. P-PEXX has a four-member board (the “P-PEXX Board”), of which three members are not ~~“~~“interested~~”~~ persons” of the Fund within the meaning of ~~Section~~section 2(a)(19) of the 1940 Act.~~9~~10

P-SECC’s investment objective is to generate attractive returns through a combination of current income distributions and total return. P-SECC has a six-member board (the “P-SECC Board”), of which five members are not “interested persons” of the Fund within the meaning of section 2(a)(19) of the 1940 Act.

P-BUILD’s investment objective is to seek long-term capital appreciation. P-BUILD has a six-member board (the “P-BUILD Board” and together with the P-PEXX Board and the P-SECC Board, as well as the Board of any Future Regulated Fund, the “Board”), of which five members are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

~~9~~10	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the ~~1940~~ Act.

~~CONFIDENTIAL~~

B.	The Existing Wholly-Owned Subsidiaries

~~AA Blocker LLC and AA HoldCo LLC, each of which is a~~Each Existing Wholly-Owned Subsidiaries is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub of ~~the~~an Existing Regulated Fund.

~~C. Ardian~~

~~Ardian is a Delaware limited liability company that is registered as an investment adviser with the Commission under the Advisers Act and serves as investment adviser to the Fund and to certain Existing Affiliated Funds.~~

C.	~~D. Other~~ Advisers ~~to Existing Affiliated Funds~~

Pantheon Ventures US. Pantheon Ventures US is a Delaware limited partnership that is registered as an investment adviser under the Advisers Act with the Commission and serves as investment adviser to P-PEXX and P-SECC and subadviser to P-BUILD. Affiliated Managers Group, Inc. (“AMG”), a publicly-traded company, indirectly owns a majority of the interests of Pantheon Ventures US through AMG New York Holdings Corp.

Pantheon Infra Advisors. Pantheon Infra Advisors is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act with the Commission and serves as investment adviser to P-BUILD. AMG indirectly owns a majority of the interests of Pantheon Infra Advisors through AMG New York Holdings Corp.

Pantheon Ventures Ireland. Pantheon Ventures Ireland is a limited liability designated activity company, incorporated in Ireland and is an exempt reporting adviser under the Advisers Act. Pantheon Ventures Ireland serves as investment adviser to certain Existing Affiliated Funds. AMG indirectly owns a majority of the interests of Pantheon Ventures Ireland through AMG New York Holdings Corp.

~~1. ARDIAN Investment UK Limited~~

~~ARDIAN Investment UK Limited is a private limited company formed in the United Kingdom on December 15, 2005. ARDIAN Investment UK Limited is registered with the Financial Conduct Authority (“FCA”). It is an exempt reporting adviser under the Advisers Act. It provides certain investment management or advisory services to certain Existing Affiliated Funds.~~

~~2. ARDIAN France~~

~~ARDIAN France is a société anonyme formed in France. ARDIAN France is registered with the Autorité des Marchés Financiers (“AMF”). It is an exempt reporting adviser under the Advisers Act. It provides certain investment management or advisory services to certain Existing Affiliated Funds.~~

~~CONFIDENTIAL~~

~~3. ARDIAN Investment Singapore Pte Ltd~~

~~ARDIAN Investment Singapore Pte Ltd is a private company limited by shares incorporated in Singapore on August 10, 2005. ARDIAN Investment Singapore Pte Ltd is registered with the Monetary Authority of Singapore (“MAS”). It is a foreign private~~Pantheon Ventures UK. Pantheon Ventures UK is a limited liability partnership organized under the laws of England and Wales and is an exempt reporting adviser under the Advisers Act. ~~It provides certain investment management or advisory services to certain~~Pantheon Ventures UK has been appointed by Pantheon Ventures Ireland to serve as portfolio manager for certain of the Existing Affiliated Funds AMG indirectly owns a majority of the interests of Pantheon Ventures UK through AMG New York Holdings Corp.

~~4. ARDIAN Investment Switzerland AG~~

~~ARDIAN Investment Switzerland AG is a company registered in the Commercial Register of the Canton of Zurich in the legal form of a company limited by shares (Aktiengesellschaft). It was formed on April 28, 2008. ARDIAN Investment Switzerland AG is licensed as a manager of collective assets (Verwalter von Kollektivvermögen) by, and subject to the supervision of, the Swiss Financial Market Supervisory Authority FINMA, Laupenstrasse 27, 3003 Bern. It is a foreign private adviser under the Advisers Act. It provides certain investment management or advisory services to certain Existing Affiliated Funds.~~

~~E. Existing Affiliated Funds~~

D.	The Existing Affiliated Funds

Pantheon Ventures US or Pantheon Ventures Ireland serves as investment adviser to each of the Existing Affiliated Funds. Pantheon Ventures UK serves as portfolio manager to certain Existing Affiliated Funds pursuant to a delegation agreement between Pantheon Ventures UK and Pantheon Ventures Ireland. Each Existing Affiliated Fund is a separate and distinct legal entity that, when and if offering its interests to U.S. persons, would be an investment company but for Section 3(c)(1)~~, 3(c)(5)(C)~~ or 3(c)(7) of the Act.11 A complete list of the Existing Affiliated Funds is included in Appendix A.

~~Under the terms of an investment advisory agreement with the Fund and each Existing Affiliated Fund, respectively, the Advisers will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to the Fund’s and each Existing Affiliated Fund’s officers and directors/manager regularly.~~

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

[11]

In the future, an Affiliated Fund may register as a closed-end management investment company under the 1940 Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

~~CONFIDENTIAL~~

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”~~10~~12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). ~~Ardian, ARDIAN Investment UK Limited, ARDIAN France, ARDIAN Investment Singapore Pte Ltd and ARDIAN Investment Switzerland AG are each direct “wholly-owned subsidiaries,” as defined in the 1940 Act, of Ardian Holding SAS, an international firm based in Paris, France, are~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland are each under common control through AMG indirectly owning a majority of the interests of each such entity, and are thus affiliated persons of each other.

~~10~~12

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

~~CONFIDENTIAL~~

Accordingly, with respect to ~~the Advisers~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with ~~the Advisers,~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.~~11~~13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,~~12~~14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,~~13~~15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

~~11~~13	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
~~12~~14

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

~~13~~15

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

~~CONFIDENTIAL~~

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.~~14~~16

4. No Remuneration. Any transaction fee~~15~~17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.~~16~~18

6. Dispositions:

(a) Prior to any Disposition~~17~~19 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.~~18~~20

~~14~~[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
~~15~~17	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
~~16~~18	The Affiliated Entities may adopt shared Co-Investment Policies.
~~17~~19	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
~~18~~[20]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

~~CONFIDENTIAL~~

7.	Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).~~19~~21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

~~19~~21

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

~~CONFIDENTIAL~~

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).~~20~~22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

~~20~~22 See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

~~CONFIDENTIAL~~

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

~~Gregory Davis, Esq.~~

~~Ropes & Gray LLP~~

~~Three Embarcadero Center~~Mark Duggan

~~San Francisco, CA US 94111-4006~~

AMG Funds LLC

680 Washington Blvd., Suite 500

Stamford, CT 06901

Telephone: (~~415~~203 )  ~~315-6327~~299-3544

~~gregory.davis@ropesgray.com~~

~~Christopher Labosky, Esq.~~

~~Ropes & Gray LLP~~

~~Prudential Tower~~

~~800 Boylston Street~~

~~Boston, MA US 02199-3600~~

~~(617) 235-4562~~

~~Christopher.labosky@ropesgray.com~~

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

~~Michael Ferragamo~~

~~Ardian US LLC~~

~~1370 Avenue of the Americas~~

~~New York, NY 10019~~

~~michael.ferragamo@ardian.com~~

Gregory C. Davis

Lisa M. Henry

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Telephone: (415) 315-6327

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of ~~the~~each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that ~~the Fund and~~ each ~~Existing Affiliated Fund have~~Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

~~CONFIDENTIAL~~

In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit B to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act and a marked copy of the amended Application showing changes from the initial Application.

~~CONFIDENTIAL~~

The Applicants have caused this Application to be duly signed on their behalf on the ~~8th~~8th day of ~~July~~January, ~~2025~~2026.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P.		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (UK) LLP, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager
By:	/s/ John Morgan
Name:	John Morgan	By:	/s/ John Morgan
Title:	Member	Name:	John Morgan
		Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

~~CONFIDENTIAL~~

~~Ardian Access LLC~~

~~AA Blocker LLC~~

~~AA HoldCo LLC~~

VERIFICATION

~~By:~~	~~/s/ Wilfred Small~~
~~Name:~~	~~Wilfred Small~~
~~Title:~~	~~President~~

~~Ardian US LLC~~

~~By:~~	~~/s/ Vladimir Colas~~
~~Name:~~	~~Vladimir Colas~~
~~Title:~~	~~Executive Vice-President~~

~~ASF IX L.P.~~

~~ASF IX B L.P.~~

~~ASF IX EU S.C.S., SICAV-RAIF~~

~~ASF Platinum Co-Investment L.P.~~

~~ASF S Co-Investment L.P.~~

~~ASF IX B NYC Co-Invest L.P.~~

~~ASF IX PA Co-Invest B L.P.~~

~~ASF IX P Co-Invest L.P.~~

~~ASF IX Prudential Co-Invest L.P.~~

~~ASF Platinum ACS L.P.~~

~~ASF S ACS L.P.~~

~~ARDIAN ACS I L.P.~~

~~ASF SAS SCSp., SICAV-RAIF~~

~~CONFIDENTIAL~~

~~Ardian CT Private Equity Partners S.C.Sp~~

~~Ardian LatAm Middle Market II L.P.~~

~~Ardian SMB L.P.~~

~~ARDIAN PV CS L.P.~~

~~Ardian CP CS SLP~~

~~ARDIAN NAEV ACS L.P.~~

~~ASF VI CDPQ CO-INVEST L.P.~~

~~ASF VI B NYC CO-INVEST L.P.~~

~~ASF VI SEINE CO-INVEST L.P.~~

~~ASF VII L.P.~~

~~ASF VII B L.P.~~

~~ASF VII CD B CO-INVEST L.P.~~

~~ASF VII B CDPQ CO-INVEST L.P.~~

~~ASF VII B EAST TOWN CO-INVEST L.P.~~

~~ASF VII B NYC CO-INVEST L.P.~~

~~ASF VII PA CO-INVESTMENT L.P.~~

~~ASF VII PORT AUX CHOIX CO-INVEST L.P.~~

~~ASF VII SEINE CO-INVEST L.P.~~

~~ASF VIII L.P.~~

~~ASF VIII B L.P.~~

~~ASF VIII AS CO-INVEST L.P.~~

~~SIERRA PARTNERS, L.P.~~

~~ASF VIII B CDPQ CO-INVEST L.P.~~

~~LION CO-INVESTMENT L.P.~~

~~ASF VIII SEINE CO-INVEST L.P.~~

~~ASF VIII B NYC CO-INVEST L.P.~~

~~CONFIDENTIAL~~

~~ASF VIII B EAST TOWN CO-INVEST L.P.~~

~~ASF VIII PA CO-INVESTMENT L.P.~~

~~ASF B Co-Invest (C) L.P.~~

~~AESF VI L.P.~~

~~AESF VI B L.P.~~

~~AESF VII EU S.C.S., SICAV-RAIF~~

~~RABW S.C.S., SICAV-RAIF~~

~~VAWL Masterfonds PE – Segment VAWL PE PEA~~

~~ERI-Lux Umbrella Fund S.A. SICAV-RAIF – ERI Fonds 5 Private Equity~~

~~By: ARDIAN Investment UK Limited, its Investment Manager~~

~~By:~~	~~/s/ Michael P. Ferragamo~~
~~Name:~~	~~Michael P. Ferragamo~~
~~Title:~~	~~Director of ARDIAN Investment UK Limited~~

~~ARDIAN Co-Investment Fund VI S.L.P – Global Compartment~~

~~ARDIAN Co-Investment Fund VI S.L.P – Europe Compartment~~

~~ARDIAN Co-Investment Fund VI S.L.P – North America Compartment~~

~~ARDIAN Global Co-Investment S.L.P.~~

~~ARDIAN Co-Investment Club S.L.P.~~

~~Explorer Private Equity S.C.S. SICAV-RAIF~~

~~AXA CH IL Private Markets S.C.S., SICAV-RAIF~~

~~AXA CH PC Private Markets S.C.S., SICAV-RAIF~~

~~Souverain Private Equity SA SICAR~~

~~CONFIDENTIAL~~

~~Ardian HB S.L.P.~~

~~RAG-S PE Asia Ardian S.C.S. SICAV-RAIF~~

~~AXA Vorsorge Private Markets S.C.S. SICAV-RAIF – Private Equity Vintage 2019 and Private Equity Vintage 2022~~

~~ARDIAN Access Solution FCPR~~

~~S.L.P. RUSSEIL PE~~

~~Gracechurch Private Investments Pool S.C.S., SICAV-RAIF~~

~~Pembroke Private Investments Pool S.C.S., SICAV-RAIF~~

~~ARDIAN Multi-Stratégies FCPR~~

~~CNP PEPS II FCPR~~

~~ARDIAN ACCESS, S.C.A., SICAV-RAIF, a sub-fund of ARDIAN Access Umbrella, S.C.A., SICAV-RAIF~~

~~Alternative World Fund PE~~

~~DT AIRE – Segment DT AI~~

~~By: ARDIAN France, its AIFM~~

~~By:~~	~~/s/ Mathias Burghardt~~
~~Name:~~	~~Mathias Burghardt~~
~~Title:~~	~~Chief Executive Officer of ARDIAN France~~

~~ARDIAN Global Private Equity Mandate LP~~

~~ARDIAN Prudential VCC – ARDIAN Prudential PE Sub-Fund~~

~~By: ARDIAN Investment Singapore Pte Ltd, its Investment Manager~~

~~By:~~	~~/s/ Won Ha~~
~~Name:~~	~~Won Ha~~
~~Title:~~	~~Director of ARDIAN Investment Singapore Pte Ltd~~

~~CONFIDENTIAL~~

~~Golden Capital Co-Investments L.P.~~

~~By: Ardian US LLC, Manager of Golden Capital Co-Investments L.P.~~

~~By:~~	~~/s/ Vladimir Colas~~
~~Name:~~	~~Vladimir Colas~~
~~Title:~~	~~Executive Vice-President of Ardian US LLC~~

~~ARDIAN Investment UK Limited~~

~~By:~~	~~/s/ Michael P. Ferragamo~~
~~Name:~~	~~Michael P. Ferragamo~~
~~Title:~~	~~Director~~

~~ARDIAN France~~

~~By:~~	~~/s/ Mathias Burghardt~~
~~Name:~~	~~Mathias Burghardt~~
~~Title:~~	~~Chief Executive Officer~~

~~ARDIAN Investment Singapore Pte Ltd~~

~~By:~~	~~/s/ Won Ha~~
~~Name:~~	~~Won Ha~~
~~Title:~~	~~Executive Director~~

~~ARDIAN Investment Switzerland AG~~

~~By:~~	~~/s/ Martin Kessi~~
~~Name:~~	~~Martin Kessi~~
~~Title:~~	~~Head of ARDIAN Investment Switzerland AG~~

~~CONFIDENTIAL~~

~~ARDIAN Investment Switzerland AG~~

~~By:~~	~~/s/ Raphael Graf~~
~~Name:~~	~~Raphael Graf~~
~~Title:~~	~~Chief Financial Officer and Chief Operating Officer of ARDIAN Investment Switzerland AG~~

~~CONFIDENTIAL~~

~~Verification of Statement of Facts and Application~~

~~pursuant to Rule 17d-1 under the Investment Company Act of 1940~~

~~for an Order of the Commission~~

~~The~~Each of the undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated ~~July 8, 2025,~~January 8, 2026 for and on behalf of the ~~Applicants, as the case may be,~~entities listed below; that he or she holds ~~the~~ office with such entity as indicated below and that all ~~actions by the stockholders,~~action by directors, ~~and other bodies~~officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such Application ~~have~~has been taken. ~~The~~Each of the undersigned further ~~says~~states that he or she is familiar with ~~the~~such instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information~~,~~ and belief.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

~~CONFIDENTIAL~~

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

~~Ardian Access LLC~~

~~AA Blocker LLC~~

~~AA HoldCo LLC~~

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P.		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director
		~~By:~~	~~/s/ Wilfred Small~~
		~~Name:~~	~~Wilfred Small~~
		~~Title:~~	~~President~~

~~CONFIDENTIAL~~

~~Ardian US LLC~~

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

		~~By:~~	~~/s/ Vladimir Colas~~
		~~Name:~~	~~Vladimir Colas~~
		~~Title:~~	~~Executive Vice-President~~

~~ASF IX L.P.~~

~~ASF IX B L.P.~~

~~ASF IX EU S.C.S., SICAV-RAIF~~

~~ASF Platinum Co-Investment L.P.~~

~~ASF S Co-Investment L.P.~~

~~ASF IX B NYC Co-Invest L.P.~~

~~ASF IX PA Co-Invest B L.P.~~

~~ASF IX P Co-Invest L.P.~~

~~ASF IX Prudential Co-Invest L.P.~~

~~ASF Platinum ACS L.P.~~

~~ASF S ACS L.P.~~

~~ARDIAN ACS I L.P.~~

~~ASF SAS SCSp., SICAV-RAIF~~

~~Ardian CT Private Equity Partners S.C.Sp~~

~~Ardian LatAm Middle Market II L.P.~~

~~Ardian SMB L.P.~~

~~ARDIAN PV CS L.P.~~

~~Ardian CP CS SLP~~

~~CONFIDENTIAL~~

~~ARDIAN NAEV ACS L.P.~~

~~ASF VI CDPQ CO-INVEST L.P.~~

~~ASF VI B NYC CO-INVEST L.P.~~

~~ASF VI SEINE CO-INVEST L.P.~~

~~ASF VII L.P.~~

~~ASF VII B L.P.~~

~~ASF VII CD B CO-INVEST L.P.~~

~~ASF VII B CDPQ CO-INVEST L.P.~~

~~ASF VII B EAST TOWN CO-INVEST L.P.~~

~~ASF VII B NYC CO-INVEST L.P.~~

~~ASF VII PA CO-INVESTMENT L.P.~~

~~ASF VII PORT AUX CHOIX CO-INVEST L.P.~~

~~ASF VII SEINE CO-INVEST L.P.~~

~~ASF VIII L.P.~~

~~ASF VIII B L.P.~~

~~ASF VIII AS CO-INVEST L.P.~~

~~SIERRA PARTNERS, L.P.~~

~~ASF VIII B CDPQ CO-INVEST L.P.~~

~~LION CO-INVESTMENT L.P.~~

~~ASF VIII SEINE CO-INVEST L.P.~~

~~ASF VIII B NYC CO-INVEST L.P.~~

~~ASF VIII B EAST TOWN CO-INVEST L.P.~~

~~ASF VIII PA CO-INVESTMENT L.P.~~

~~ASF B Co-Invest (C) L.P.~~

~~AESF VI L.P.~~

~~AESF VI B L.P.~~

~~CONFIDENTIAL~~

~~AESF VII EU S.C.S., SICAV-RAIF~~

~~RABW S.C.S., SICAV-RAIF~~

~~VAWL Masterfonds PE – Segment VAWL PE PEA~~

~~ERI-Lux Umbrella Fund S.A. SICAV-RAIF – ERI Fonds 5 Private Equity~~

~~By: ARDIAN Investment UK Limited, its Investment Manager~~

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

		~~By:~~	~~/s/ Michael P. Ferragamo~~
		~~Name:~~	~~Michael P. Ferragamo~~
		~~Title:~~	~~Director of ARDIAN Investment UK Limited~~

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

~~ARDIAN Co-Investment Fund VI S.L.P – Global Compartment~~

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~ARDIAN Co-Investment Fund VI S.L.P – Europe Compartment~~

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~ARDIAN Co-Investment Fund VI S.L.P – North America Compartment~~

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

~~CONFIDENTIAL~~

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (UK) LLP, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

~~CONFIDENTIAL~~

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

~~CONFIDENTIAL~~

APPENDIX A

Existing Affiliated Funds

Existing Affiliated Funds advised by Pantheon Ventures US:

•	~~ARDIAN~~Pantheon Global Co-Investment ~~S.~~Opportunities Fund II, L.P.

•	Pantheon USA Fund VIII, L.P.

•	Pantheon Global Secondary Fund IV, L.P.

•	Pantheon Asia Fund VI, L.P.

•	Pantheon USA Fund IX, L.P.

•	Pantheon Emerging Asia Fund VI, L.P.

•	ARDIANPantheon Global Co-Investment ~~Club S.~~Opportunities Fund III, L.P.

~~Explorer Private Equity S.C.S. SICAV-RAIF~~

~~AXA CH IL Private Markets S.C.S., SICAV-RAIF~~

~~AXA CH PC Private Markets S.C.S., SICAV-RAIF~~

~~Souverain Private Equity SA SICAR~~

•	Pantheon USA Small Funds Program IX, L.P.

•	Pantheon Global Infrastructure Fund II, L.P.

•	Pantheon Emerging Markets Fund (Ex-Asia), L.P.

•	Pantheon Global Secondary Fund V, L.P.

•	Pantheon Global Infrastructure Fund “B”, L.P.

•	~~Ardian HB S.~~PGIF III Co-mingled Fund, L.P.

•	Pantheon Multi-Strategy Program 2014 (US), L.P.

•	Pantheon Multi-Strategy Program 2014 (ERISA), L.P.

~~RAG-S PE Asia Ardian S.C.S. SICAV-RAIF~~

~~AXA Vorsorge Private Markets S.C.S. SICAV-RAIF – Private Equity Vintage 2019 and Private Equity Vintage 2022~~

~~ARDIAN Access Solution FCPR~~

•	~~S.~~Pantheon Access (US), L.P. ~~RUSSEIL PE~~

~~Gracechurch Private Investments Pool S.C.S., SICAV-RAIF~~

~~Pembroke Private Investments Pool S.C.S., SICAV-RAIF~~

~~ARDIAN Multi-Stratégies FCPR~~

~~CNP PEPS II FCPR~~

~~CONFIDENTIAL~~

~~ARDIAN ACCESS, S.C.A., SICAV-RAIF, a sub-fund of ARDIAN Access Umbrella, S.C.A., SICAV-RAIF~~

~~Alternative World Fund PE~~

~~DT AIRE – Segment DT AI~~

•	Pantheon Access (ERISA), L.P.

~~By: ARDIAN France, its AIFM~~

•	Pantheon Real Estate Solutions Fund I, L.P.

•	Pantheon Global Secondary Fund IV OPERS, L.P.

~~By:~~	~~/s/ Mathias Burghardt~~
~~Name:~~	~~Mathias Burghardt~~
~~Title:~~	~~Chief Executive Officer of ARDIAN France~~

~~ARDIAN Global Private Equity Mandate LP~~

~~ARDIAN Prudential VCC – ARDIAN Prudential PE Sub-Fund~~

~~By: ARDIAN Investment Singapore Pte Ltd, its Investment Manager~~

~~By:~~	~~/s/ Won Ha~~
~~Name:~~	~~Won Ha~~
~~Title:~~	~~Director of ARDIAN Investment Singapore Pte Ltd~~

•	~~Golden~~Pantheon Capital ~~Co-Investments~~Partners, L.P.

•	Pantheon Global Secondary Fund IV KSA, L.P.

•	BVK Private Equity 2011, L.P.

•	Pantheon Global GT Fund, L.P.

•	Pantheon Global HO Fund, L.P.

•	BVK Private Equity 2014, L.P.

•	Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC

•	Pantheon Global Infrastructure Fund II NPS, L.P.

•	Psagot-Pantheon 1, L.P.

•	Pantheon Global Real Assets GT Fund, L.P.

•	Pantheon Global Real Assets HO Fund, L.P.

•	Industriens Vintage Infrastructure, L.P.

•	KGT Strategic Private Investments, LP

•	KFH Strategic Private Investments, LP

•	BVK Private Equity 2018, L.P.

~~CONFIDENTIAL~~

•	VA-Pantheon Infrastructure II, LP

•	Pantheon IPA Fund, L.P.

•	Pantheon Real Assets Opportunities Fund, L.P.

•	Global Infrastructure 2015-K, L.P

•	BVK Private Equity 2021, L.P.

•	Pantheon Global Infrastructure Fund III NPS, L.P.

•	Pantheon Global Private Credit GT Fund, L.P.

•	Pantheon Global Private Credit HO Fund, L.P.

•	Akasia I, L.P.

•	Pantheon/VA NRP, LP

•	Global Infrastructure 2020-K, L.P

•	Pantheon G Infrastructure Opportunities LP

•	Pantheon Global Infrastructure USD Investments Unit Trust

•	Pantheon Global Infrastructure EUR Investments Unit Trust

•	Pantheon Global Infrastructure Investments Fund (Cayman) LP

•	Pensam Infrastructure, L.P.

•	Industriens Vintage Infrastructure II, L.P.

•	Lincoln Brook Opportunities Fund, L.P.

•	Pantheon SOF Co-Investment Fund, L.P.

•	Pantheon Infra-PSP Co-Investment Program 1, LP

•	Industriens Vintage Infrastructure IV, L.P.

•	Toranomon Infrastructure 2, LP

•	Pantheon L Global Infrastructure SMA LP

•	Pantheon 2022-K Asia, L.P

•	Clal—Pantheon Infra Co-Investment Program 2022, LP

•	Pantheon OCM Secondaries Investment Program (Cayman), L.P.

•	VA—Pantheon Infrastructure III, LP

•	Juniversitas Infrastructure Equity Core Fund P (USD), L.P.

•	Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.

•	Pantheon Global Infrastructure Fund IV NPS, L.P.

•	Three Pillars Secondaries Fund, LP

•	Three Pillars Flex Opportunities Fund, LP

•	Pantheon PlanVital Investment Program (Cayman), LP

•	Pantheon C Private Credit Secondaries Program LP

•	BVK Private Equity 2024, L.P.

•	Pantheon PSD III The-K 2024 Master LP

•	Global Infrastructure 2024-K, L.P.

•	Pantheon Global Credit 2024-K, L.P.

•	Pantheon ME A1 SMA Fund, L.P.

•	Pantheon ME A1 Overage Fund, L.P.

•	Industriens Vintage Infrastructure V, L.P.

•	Pantheon Private Senior Debt Fund III NPS, L.P.

•	Pantheon Z Global Infrastructure Fund Master, L.P.

•	Clal - Pantheon Infra Co-Investment Program 2025, LP

•	Pantheon Pandeia Fund LP

~~CONFIDENTIAL~~

Existing Affiliated Funds advised by Pantheon Ventures (Ireland) and Pantheon Ventures UK, in its capacity as portfolio manager:

•	SOLUTIO PREMIUM Private Debt I SCSp

•	SOLUTIO PREMIUM Private Debt II MASTER SCSp

•	SOLUTIO PREMIUM Private Debt III Master SCSp

•	Pantheon Global Secondary Fund VI SCSp

•	SOLUTIO PREMIUM Private Equity VI Master SCSp

•	Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VII Master SCSp

•	PGCO IV Co-mingled Fund SCSp

•	Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF

•	Pantheon Access (Luxembourg) SLP SICAV SIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)

•	Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp

•	Pantheon Secondary Opportunity Fund (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”

•	Pantheon Global Secondary Fund VII SCSp

•	Pantheon Global Secondary Fund VII Euro SCSp

•	SOLUTIO Opportunities Asia I SCSp

•	Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp

•	Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)

•	Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)

•	Pantheon Global Select Fund VII (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund V (Luxembourg) SCSp

•	Pantheon Global Secondary Fund VIII SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022

•	Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Spear

•	Pantheon Socrates SCA SICAV-RAIF

~~CONFIDENTIAL~~

•	Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – USD Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I

•	Persea Private Credit Secondaries Program Master SCSp

•	Pantheon Global Infrastructure Fund II (Luxembourg) SCSp

•	ASGA Global Infrastructure L.P

•	~~By: Ardian US LLC, Manager of Golden Capital Co-Investments~~CPEG-Pantheon Infrastructure L.P.

~~By:~~	~~/s/ Vladimir Colas~~
~~Name:~~	~~Vladimir Colas~~
~~Title:~~	~~Executive Vice-President of Ardian US LLC~~

~~ARDIAN Investment UK Limited~~

~~By:~~	~~/s/ Michael P. Ferragamo~~
~~Name:~~	~~Michael P. Ferragamo~~
~~Title:~~	~~Director~~

~~ARDIAN France~~

~~By:~~	~~/s/ Mathias Burghardt~~
~~Name:~~	~~Mathias Burghardt~~
~~Title:~~	~~Chief Executive Officer~~

~~ARDIAN Investment Singapore Pte Ltd~~

~~By:~~	~~/s/ Won Ha~~
~~Name:~~	~~Won Ha~~
~~Title:~~	~~Executive Director~~

~~ARDIAN Investment Switzerland AG~~

~~By:~~	~~/s/ Martin Kessi~~
~~Name:~~	~~Martin Kessi~~
~~Title:~~	~~Head of ARDIAN Investment Switzerland AG~~

~~CONFIDENTIAL~~

~~ARDIAN Investment Switzerland AG~~

~~By:~~	~~/s/ Raphael Graf~~
~~Name:~~	~~Raphael Graf~~
~~Title:~~	~~Chief Financial Officer and Chief Operating Officer of ARDIAN Investment Switzerland AG~~

~~Appendix~~

~~CONFIDENTIAL~~

EXHIBIT A

~~Below is a list of the Existing Affiliated Funds. All such Existing Affiliated Funds are advised by the corresponding Adviser:~~

~~Existing Affiliated Funds~~	~~Adviser~~
~~ASF IX L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF IX B L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF IX EU S.C.S., SICAV-RAIF~~	~~ARDIAN Investment UK Limited~~
~~ASF Platinum Co-Investment L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF S Co-Investment L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF IX B NYC Co-Invest L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF IX PA Co-Invest B L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF IX P Co-Invest L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF IX Prudential Co-Invest L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF Platinum ACS L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF S ACS L.P.~~	~~ARDIAN Investment UK Limited~~
~~ARDIAN ACS I L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF SAS SCSp., SICAV-RAIF~~	~~ARDIAN Investment UK Limited~~
~~Ardian CT Private Equity Partners S.C.Sp~~	~~ARDIAN Investment UK Limited~~
~~ARDIAN Co-Investment Fund S.L.P. – VI Global Compartment~~	~~ARDIAN France~~
~~ARDIAN Co-Investment Fund VI S.L.P – Europe Compartment~~	~~ARDIAN France~~
~~ARDIAN Co-Investment Fund VI S.L.P – North America Compartment~~	~~ARDIAN France~~
~~ARDIAN Global Co-Investment S.L.P.~~	~~ARDIAN France~~
~~ARDIAN Co-Investment Club S.L.P.~~ 	~~ARDIAN France~~
~~ARDIAN LatAm Middle Market II L.P.~~	~~ARDIAN Investment UK Limited~~
~~Explorer Private Equity S.C.S. SICAV-RAIF~~	~~ARDIAN France~~
~~Ardian SMB L.P.~~	~~ARDIAN Investment UK Limited~~
~~ARDIAN PV CS L.P.~~	~~ARDIAN Investment UK Limited~~
~~AXA CH IL Private Markets S.C.S., SICAV-RAIF~~	~~ARDIAN France~~
~~AXA CH PC Private Markets S.C.S., SICAV-RAIF~~	~~ARDIAN France~~
~~ARDIAN Global Private Equity Mandate LP~~	~~ARDIAN Investment Singapore Pte Ltd~~
~~Souverain Private Equity SA SICAR~~	~~ARDIAN France~~
~~Ardian HB S.L.P.~~	~~ARDIAN France~~
~~Golden Capital Co-Investments L.P.~~	~~Ardian US LLC~~
~~RAG-S PE Asia Ardian S.C.S. SICAV-RAIF~~	~~ARDIAN France~~
~~AXA Vorsorge Private Markets S.C.S. SICAV-RAIF – Private Equity Vintage 2019 and Private Equity Vintage 2022~~	~~ARDIAN France~~
~~ARDIAN Access Solution FCPR~~	~~ARDIAN France~~
~~S.L.P. RUSSEIL PE~~	~~ARDIAN France~~

~~CONFIDENTIAL~~

~~Ardian CP CS SLP~~	~~ARDIAN Investment UK Limited~~
~~ARDIAN Prudential VCC – ARDIAN Prudential PE Sub-Fund~~	~~ARDIAN Investment Singapore Pte Ltd~~
~~Gracechurch Private Investments Pool S.C.S., SICAV-RAIF~~	~~ARDIAN France~~
~~Pembroke Private Investments Pool S.C.S., SICAV-RAIF~~	~~ARDIAN France~~
~~ARDIAN Multi-Stratégies FCPR~~	~~ARDIAN France~~
~~CNP PEPS II FCPR~~	~~ARDIAN France~~
~~ARDIAN ACCESS, S.C.A., SICAV-RAIF, a sub-fund of ARDIAN Access Umbrella, S.C.A., SICAV-RAIF~~	~~ARDIAN France~~
~~Alternative World Fund PE~~	~~ARDIAN France~~
~~DT AIRE – Segment DT AI~~	~~ARDIAN France~~
~~ARDIAN NAEV ACS L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VI CDPQ CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VI B NYC CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VI SEINE CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII B L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII CD B CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII B CDPQ CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII B EAST TOWN CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII B NYC CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII PA CO-INVESTMENT L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII PORT AUX CHOIX CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VII SEINE CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII B L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII AS CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~SIERRA PARTNERS, L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII B CDPQ CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~LION CO-INVESTMENT L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII SEINE CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII B NYC CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII B EAST TOWN CO-INVEST L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF VIII PA CO-INVESTMENT L.P.~~	~~ARDIAN Investment UK Limited~~
~~ASF B Co-Invest (C) L.P.~~	~~ARDIAN Investment UK Limited~~
~~AESF VI L.P.~~	~~ARDIAN Investment UK Limited~~
~~AESF VI B L.P.~~	~~ARDIAN Investment UK Limited~~
~~AESF VII EU S.C.S., SICAV-RAIF~~	~~ARDIAN Investment UK Limited~~
~~RABW S.C.S., SICAV-RAIF~~	~~ARDIAN Investment UK Limited~~
~~VAWL Masterfonds PE – Segment VAWL PE PEA~~	~~ARDIAN Investment UK Limited~~
~~ERI-Lux Umbrella Fund S.A. SICAV-RAIF – ERI Fonds 5 Private Equity~~	~~ARDIAN Investment UK Limited~~

~~CONFIDENTIAL~~

~~Appendix B~~

Resolutions of Board of Directors of AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC and Board of Trustees of AMG Pantheon Credit Solutions Fund

Approval of Co-Investment Application

~~Action by Written Consent of Sole Director~~

~~March 20, 2025~~

~~WHEREAS, the Sole Board Member has reviewed the Fund’s form of an exemptive application for an order of the Securities and Exchange Commission (the “SEC”)~~RESOLVED: That the officers of the Funds be, and each of them hereby is, authorized to prepare and file with the SEC an application, pursuant to Sections 17(d) and 57(i) of the ~~Investment Company~~1940 Act ~~of 1940, as amended (the “Act”)~~, and Rule 17d-1 ~~promulgated under the Act (“Rule 17d-1”)~~thereunder, authorizing certain joint transactions that otherwise may be prohibited by ~~either or both of~~ Sections 17(d) and 57(a)(4) of the 1940 Act ~~and Rule 17d-1 (the “Exemptive Application~~, for an order of the SEC pursuant to which the Funds can participate in co-investment transactions (the “Co-Investment Order”); and further

~~WHEREAS, the Sole Board Member deems it advisable and in the best interest of the Fund that the Fund file the Exemptive Application.~~

~~NOW, THEREFORE, BE IT RESOLVED, that the authorized officers of the Fund (collectively, the “Authorized Officers,” and each, an “Authorized Officer”), shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC the Exemptive Application, in substantially the form provided to the Board; and~~

~~FURTHER RESOLVED, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any of the Authorized Officers in order to effectuate the foregoing resolution, such determination to be conclusively evidenced by the taking of any such action; and~~

~~FURTHER RESOLVED, that all acts and things previously done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund; and~~

~~FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed, by and on behalf of the Fund and in its name, to do and perform such other acts and to execute and deliver such other instruments, certificates and documents as he or she shall determine to be necessary, appropriate or desirable to carry out any of the foregoing, any such determination to be conclusively evidenced by the doing or performing of any such act, or the execution and delivery of any such instrument, certificate or documents; and~~

~~FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as the Authorized Officers may deem necessary and to identify by his or her signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument.~~

~~By:~~	~~/s/ Michael Ferragamo~~
~~Name:~~	~~Michael Ferragamo~~
~~Title:~~	~~Sole Director~~

~~Appendix C~~

~~Resolutions of the Board of the Fund at a Meeting of the Board held on April 10, 2025 Ratifying the Filing of Application for Co-Investment SEC Exemptive Relief; Approval of Participation in Co-Investment Program and Reliance on Exemptive Order~~

~~WHEREAS, the Fund (as defined in the Co-Investment Order), has applied for an order from the SEC pursuant to Sections 17(d) of the 1940 Act and Rule 17d-1 and 57(i) of the 1940 Act and Rule 17d-1 thereunder (the “Co-Investment Order”) that, subject to certain terms and conditions described in the Co-Investment Order (the “Co-Investment Conditions”), authorizes certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act and Rule 17d-1 under the 1940 Act and allows a registered fund and one or more other registered funds and/or one or more unregistered funds to participate in the same investment opportunities through a co-investment program and make additional investments in securities of such issuers; and~~

~~WHEREAS, the Board has determined that the Fund’s reliance on the Co-Investment Order, should it be granted by the SEC, is in the best interests of the Fund; now, therefore, be it~~

RESOLVED~~,~~

~~that the filing with the SEC of the Co-Investment Order and any~~: That the officers of the Funds, with the assistance and advice of counsel to the Funds or others as may be required, be, and they hereby are, authorized to prepare, execute and file any and all amendments ~~thereto~~to such application and any new application for an exemptive order containing relief similar to the relief contained in the Co-Investment Order ~~is ratified and approved; and be it~~as may be necessary or appropriate; and further

RESOLVED,	that ~~the~~each Fund’s reliance on the Co-Investment Order, subject to compliance with the terms and conditions described in the Co-Investment ~~Conditions,~~Order is hereby approved~~; and be further~~ .

~~RESOLVED, that the appropriate officers of the Fund are hereby authorized, with the advice of counsel, to take all necessary, appropriate or desirable actions, consistent with the objective of the Board, to carry out the foregoing resolutions.~~

(Approved on June 12, 2025)

EXHIBIT B

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical under Rule 0-5(e)(3) and a marked copy of the amended Application showing changes from the initial Application.

File No.  ~~812-~~812-15932

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Fund, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC, AMG Pantheon Infrastructure Lead Fund, LLC, Pantheon Ventures (US) LP, Pantheon Ventures (UK) LLP, Pantheon Infra Advisors LLC, Pantheon Ventures (Ireland) DAC, Pantheon Global Co-Investment Opportunities Fund II, L.P., Pantheon USA Fund VIII, L.P., Pantheon Global Secondary Fund IV, L.P., Pantheon Asia Fund VI, L.P., Pantheon USA Fund IX, L.P., Pantheon Emerging Asia Fund VI, L.P., Pantheon Global Co-Investment Opportunities Fund III, L.P., Pantheon USA Small Funds Program IX, L.P., Pantheon Global Infrastructure Fund II, L.P., Pantheon Emerging Markets Fund (Ex-Asia), L.P., Pantheon Global Secondary Fund V, L.P., Pantheon Global Infrastructure Fund “B”, L.P., PGIF III Co-mingled Fund, L.P., Pantheon Multi-Strategy Program 2014 (US), L.P., Pantheon Multi-Strategy Program 2014 (ERISA), L.P., Pantheon Access (US), L.P., Pantheon Access (ERISA), L.P., Pantheon Real Estate Solutions Fund I, L.P., Pantheon Global Secondary Fund IV OPERS, L.P., Pantheon Capital Partners, L.P., Pantheon Global Secondary Fund IV KSA, L.P., BVK Private Equity 2011, L.P., Pantheon Global GT Fund, L.P., Pantheon Global HO Fund, L.P., BVK Private Equity 2014, L.P., Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC, Pantheon Global Infrastructure Fund II NPS, L.P., Psagot-Pantheon 1, L.P., Pantheon Global Real Assets GT Fund, L.P., Pantheon Global Real Assets HO Fund, L.P., Industriens Vintage Infrastructure, L.P., KGT Strategic Private Investments, LP, KFH Strategic Private Investments, LP, BVK Private Equity 2018, L.P., VA-Pantheon Infrastructure II, LP, Pantheon IPA Fund, L.P., Pantheon Real Assets Opportunities Fund, L.P., Global Infrastructure 2015-K, L.P, BVK Private Equity 2021, L.P., Pantheon Global Infrastructure Fund III NPS, L.P., Pantheon Global Private Credit GT Fund, L.P., Pantheon Global Private Credit HO Fund, L.P., Akasia I, L.P., Pantheon/VA NRP, LP, Global Infrastructure 2020-K, L.P, Pantheon G Infrastructure Opportunities LP, Pantheon Global Infrastructure USD Investments Unit Trust, Pantheon Global Infrastructure EUR Investments Unit Trust, Pantheon Global Infrastructure Investments Fund (Cayman) LP, Pensam Infrastructure, L.P., Industriens Vintage Infrastructure II, L.P., Lincoln Brook Opportunities Fund, L.P., Pantheon SOF Co-Investment Fund, L.P., Pantheon Infra-PSP Co-Investment Program 1, LP, Industriens Vintage Infrastructure IV, L.P., Toranomon Infrastructure 2, LP, Pantheon L Global Infrastructure SMA LP, Pantheon 2022-K Asia, L.P, Clal - Pantheon Infra Co-Investment Program 2022, LP, Pantheon OCM Secondaries Investment Program (Cayman), L.P., VA - Pantheon Infrastructure III, LP, Juniversitas Infrastructure Equity Core Fund P (USD), L.P., Juniversitas Infrastructure Equity Core Fund P (EUR), L.P., Pantheon Global Infrastructure Fund IV NPS, L.P., Three Pillars Secondaries Fund, LP, Three Pillars Flex Opportunities Fund, LP, Pantheon PlanVital Investment Program (Cayman), LP, Pantheon C Private Credit Secondaries Program LP, BVK Private Equity 2024, L.P., Pantheon PSD III The-K 2024 Master LP, Global Infrastructure 2024-K, L.P., Pantheon Global Credit 2024-K, L.P., Pantheon ME A1 SMA Fund, L.P., Pantheon ME A1 Overage Fund, L.P., Industriens Vintage Infrastructure V, L.P., Pantheon Private Senior Debt Fund III NPS, L.P.,

Pantheon Z Global Infrastructure Fund Master, L.P., Clal - Pantheon Infra Co-Investment Program 2025, LP, Pantheon Pandeia Fund LP, SOLUTIO PREMIUM Private Debt I SCSp, SOLUTIO PREMIUM Private Debt II MASTER SCSp, SOLUTIO PREMIUM Private Debt III Master SCSp, Pantheon Global Secondary Fund VI SCSp, SOLUTIO PREMIUM Private Equity VI Master SCSp, Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp, SOLUTIO PREMIUM Private Equity VII Master SCSp, PGCO IV Co-mingled Fund SCSp, Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF, Pantheon Access (Luxembourg) SLP SICAV SIF, Pantheon Private Debt Program SCSp SICAV-RAIF, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD), Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp, Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp, Pantheon Secondary Opportunity Fund (Luxembourg) SCSp, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”, SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”, Pantheon Global Secondary Fund VII SCSp, Pantheon Global Secondary Fund VII Euro SCSp, SOLUTIO Opportunities Asia I SCSp, Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp, Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD), Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP), Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA, Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD), Pantheon Global Select Fund VII (Luxembourg) SCSp, Pantheon Global Infrastructure Fund V (Luxembourg) SCSp, Pantheon Global Secondary Fund VIII SCSp, Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020, Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita, Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II, Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022, Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage, Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala, Pantheon Private Debt Program SCSP SICAV-RAIF – Spear, Pantheon Socrates SCA SICAV-RAIF, Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I, Pantheon Socrates SCA SICAV-RAIF – USD Compartment I, Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I, Persea Private Credit Secondaries Program Master SCSp, Pantheon Global Infrastructure Fund II (Luxembourg) SCSp, ASGA Global Infrastructure L.P, CPEG-Pantheon Infrastructure L.P.

555 California Street, Suite 3450

San Francisco, CA

AMENDMENT NO. 1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Gregory C. Davis

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Telephone: (415) 315-6327

gregory.davis@ropesgray.com

Copies to:

Mark J. Duggan

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Telephone: (203) 299-3544

mark.duggan@amg.com

~~October 31~~January 8, ~~2025~~2026

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

AMG PANTHEON MASTER FUND, LLC, AMG PANTHEON SUBSIDIARY FUND, LLC, AMG PANTHEON LEAD FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS FUND, AMG PANTHEON CREDIT SOLUTIONS SUBSIDIARY FUND, LLC, AMG PANTHEON CREDIT SOLUTIONS LEAD FUND, LLC, AMG PANTHEON INFRASTRUCTURE FUND, LLC, AMG PANTHEON INFRASTRUCTURE SUBSIDIARY FUND, LLC, AMG PANTHEON INFRASTRUCTURE LEAD FUND, LLC, PANTHEON VENTURES (US) LP, PANTHEON VENTURES (UK) LLP, PANTHEON INFRA ADVISORS LLC, PANTHEON VENTURES (IRELAND) DAC, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND II, L.P., PANTHEON USA FUND VIII, L.P., PANTHEON GLOBAL SECONDARY FUND IV, L.P., PANTHEON ASIA FUND VI, L.P., PANTHEON USA FUND IX, L.P., PANTHEON EMERGING ASIA FUND VI, L.P., PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND III, L.P., PANTHEON USA SMALL FUNDS PROGRAM IX, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND II, L.P., PANTHEON EMERGING MARKETS FUND (EX-ASIA), L.P., PANTHEON GLOBAL SECONDARY FUND V, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND “B”, L.P., PGIF III CO-MINGLED FUND, L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (US), L.P., PANTHEON MULTI-STRATEGY PROGRAM 2014 (ERISA), L.P., PANTHEON ACCESS (US), L.P., PANTHEON ACCESS (ERISA), L.P., PANTHEON REAL ESTATE SOLUTIONS FUND I, L.P., PANTHEON GLOBAL SECONDARY FUND IV OPERS, L.P., PANTHEON CAPITAL PARTNERS, L.P., PANTHEON GLOBAL SECONDARY FUND IV KSA, L.P., BVK PRIVATE EQUITY 2011, L.P., PANTHEON GLOBAL GT FUND, L.P., PANTHEON GLOBAL HO FUND, L.P., BVK PRIVATE EQUITY 2014, L.P., SACRAMENTO COUNTY EMPLOYEES’ RETIREMENT SYSTEM SECONDARY INFRASTRUCTURE AND REAL ASSETS FUND,

: : : : : : : : : : : : : : : : : : : : : : :	AMENDMENT NO. 1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

LLC, PANTHEON GLOBAL INFRASTRUCTURE FUND II NPS, L.P., PSAGOT-PANTHEON 1, L.P., PANTHEON GLOBAL REAL ASSETS GT FUND, L.P., PANTHEON GLOBAL REAL ASSETS HO FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE, L.P., KGT STRATEGIC PRIVATE INVESTMENTS, LP, KFH STRATEGIC PRIVATE INVESTMENTS, LP, BVK PRIVATE EQUITY 2018, L.P., VA-PANTHEON INFRASTRUCTURE II, LP, PANTHEON IPA FUND, L.P., PANTHEON REAL ASSETS OPPORTUNITIES FUND, L.P., GLOBAL INFRASTRUCTURE 2015-K, L.P, BVK PRIVATE EQUITY 2021, L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND III NPS, L.P., PANTHEON GLOBAL PRIVATE CREDIT GT FUND, L.P., PANTHEON GLOBAL PRIVATE CREDIT HO FUND, L.P., AKASIA I, L.P., PANTHEON/VA NRP, LP, GLOBAL INFRASTRUCTURE 2020-K, L.P, PANTHEON G INFRASTRUCTURE OPPORTUNITIES LP, PANTHEON GLOBAL INFRASTRUCTURE USD INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE EUR INVESTMENTS UNIT TRUST, PANTHEON GLOBAL INFRASTRUCTURE INVESTMENTS FUND (CAYMAN) LP, PENSAM INFRASTRUCTURE, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE II, L.P., LINCOLN BROOK OPPORTUNITIES FUND, L.P., PANTHEON SOF CO-INVESTMENT FUND, L.P., PANTHEON INFRA-PSP CO-INVESTMENT PROGRAM 1, LP, INDUSTRIENS VINTAGE INFRASTRUCTURE IV, L.P., TORANOMON INFRASTRUCTURE 2, LP, PANTHEON L GLOBAL INFRASTRUCTURE SMA LP, PANTHEON 2022-K ASIA, L.P, CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2022, LP, PANTHEON OCM SECONDARIES INVESTMENT PROGRAM (CAYMAN), L.P., VA - PANTHEON INFRASTRUCTURE III, LP, JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (USD), L.P., JUNIVERSITAS INFRASTRUCTURE EQUITY CORE FUND P (EUR), L.P., PANTHEON GLOBAL INFRASTRUCTURE FUND IV NPS, L.P., THREE PILLARS SECONDARIES FUND, LP, THREE PILLARS FLEX OPPORTUNITIES FUND, LP, PANTHEON PLANVITAL

INVESTMENT PROGRAM (CAYMAN), LP, PANTHEON C PRIVATE CREDIT SECONDARIES PROGRAM LP, BVK PRIVATE EQUITY 2024, L.P., PANTHEON PSD III THE-K 2024 MASTER LP, GLOBAL INFRASTRUCTURE 2024-K, L.P., PANTHEON GLOBAL CREDIT 2024-K, L.P., PANTHEON ME A1 SMA FUND, L.P., PANTHEON ME A1 OVERAGE FUND, L.P., INDUSTRIENS VINTAGE INFRASTRUCTURE V, L.P., PANTHEON PRIVATE SENIOR DEBT FUND III NPS, L.P., PANTHEON Z GLOBAL INFRASTRUCTURE FUND MASTER, L.P., CLAL - PANTHEON INFRA CO-INVESTMENT PROGRAM 2025, LP, PANTHEON PANDEIA FUND LP, SOLUTIO PREMIUM PRIVATE DEBT I SCSP, SOLUTIO PREMIUM PRIVATE DEBT II MASTER SCSP, SOLUTIO PREMIUM PRIVATE DEBT III MASTER SCSP, PANTHEON GLOBAL SECONDARY FUND VI SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VI MASTER SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND V (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VII MASTER SCSP, PGCO IV CO-MINGLED FUND SCSP, PANTHEON MULTI-STRATEGY PROGRAM 2014 (LUXEMBOURG) SLP SICAV SIF, PANTHEON ACCESS (LUXEMBOURG) SLP SICAV SIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES II (USD), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES II (EUR), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES II (USD), PANTHEON GLOBAL INFRASTRUCTURE FUND IV (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND IV EURO (LUXEMBOURG) SCSP, PANTHEON SECONDARY OPPORTUNITY FUND (LUXEMBOURG) SCSP, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND “PRIVATE EQUITY”, SOLUTIO PREMIUM PRIVATE EQUITY VIII MASTER SCSP SICAV-RAIF – SUB-FUND “SPECIAL SITUATIONS”,

PANTHEON GLOBAL SECONDARY FUND VII SCSP, PANTHEON GLOBAL SECONDARY FUND VII EURO SCSP, SOLUTIO OPPORTUNITIES ASIA I SCSP, PANTHEON SECONDARY OPPORTUNITY FUND II (LUXEMBOURG) SCSP, PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES FUND VI (LUXEMBOURG) SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (USD), PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON SENIOR DEBT SECONDARIES III (GBP), PANTHEON GLOBAL PRIVATE EQUITY FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON GLOBAL CREDIT SECONDARIES FUND, A SUB-FUND OF PANTHEON PRIVATE MARKETS SICAV SA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON CREDIT OPPORTUNITIES III (USD), PANTHEON GLOBAL SELECT FUND VII (LUXEMBOURG) SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND V (LUXEMBOURG) SCSP, PANTHEON GLOBAL SECONDARY FUND VIII SCSP, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – PANTHEON SENIOR DEBT SECONDARIES EUROPE III, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA CREDIT 2020, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - TUBERA INFINITA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PANTHEON COF CO-INVESTMENT II, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - PERIDOT OVERAGE 2022, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF - MHST OVERAGE, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – KALEVALA, PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV-RAIF – SPEAR, PANTHEON SOCRATES SCA SICAV-RAIF, PANTHEON SOCRATES SCA SICAV-RAIF – EUR COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – USD COMPARTMENT I, PANTHEON SOCRATES SCA SICAV-RAIF – GBP COMPARTMENT I, PERSEA PRIVATE CREDIT SECONDARIES PROGRAM MASTER SCSP, PANTHEON GLOBAL INFRASTRUCTURE FUND II (LUXEMBOURG) SCSP, ASGA GLOBAL INFRASTRUCTURE L.P, CPEG-PANTHEON INFRASTRUCTURE L.P.

555 CALIFORNIA STREET, SUITE 3450

SAN FRANCISCO, CA

File No. ~~812-~~812-15932

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under ~~Section~~Sections 57(i) and 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on December 13, 2019 (the “Prior Order”)2 that was granted pursuant to Section 17(d) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

•

AMG Pantheon Master Fund, LLC (“P-PEXX”), AMG Pantheon Credit Solutions Fund (“P-SECC”) and AMG Pantheon Infrastructure Fund, LLC (“P-BUILD” and together with P-PEXX and P-SECC, the “Existing Regulated Funds”), each a closed-end management investment company that is registered under the 1940 Act;

•	Pantheon Ventures (US) LP (“Pantheon Ventures US”), an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”), on behalf of itself and its successors[3];

•	Pantheon Infra Advisors LLC (“Pantheon Infra Advisors”), an investment adviser registered under the Advisers Act, on behalf of itself and its successors;

•	Pantheon Ventures (UK) LLP (“Pantheon Ventures UK”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

•	Pantheon Ventures (Ireland) DAC (“Pantheon Ventures Ireland”), an exempt reporting adviser under the Advisers Act, on behalf of itself and its successors;

•	AMG Pantheon Subsidiary Fund, LLC and AMG Pantheon Lead Fund, LLC (together, the “P-PEXX Subs”), each a Wholly-Owned Investment Sub (as defined below) of P-PEXX;

•	AMG Pantheon Credit Solutions Subsidiary Fund, LLC and AMG Pantheon Credit Solutions Lead Fund, LLC (together, the “P-SECC Subs”), each a Wholly-Owned Investment Sub of P-SECC;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	AMG Pantheon Master Fund, LLC, et al. (File No. 812-14626-01), Release No. IC-33687 (November 18, 2019) (notice), Release No. IC-33714 (December 13, 2019) (order).
[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

•

AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC (together, the “P-BUILD Subs” and together with the P-PEXX Subs and the P-SECC Subs, the “Existing Wholly-Owned Subsidiaries”), each a Wholly-Owned Investment Sub of P-BUILD;

•

The entities identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”; together with the Existing Regulated Funds, each Existing Wholly-Owned Subsidiary, Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, the “Applicants”).[4]

[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

[5]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[8]

“Adviser” means Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and any other investment adviser controlling, controlled by, or under common control with ~~any of the foregoing entities~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK, and/or Pantheon Ventures Ireland. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	P-PEXX, P-SECC and P-BUILD

Each of P-PEXX, P-SECC and P-BUILD is an externally managed, closed-end, non-diversified investment company that is registered as an investment company under the 1940 Act. Each of P-PEXX and P-BUILD are organized as Delaware limited liability companies. P-SECC is organized as a Delaware Statutory Trust. Securities offered by P-PEXX are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D under the Securities Act. P-PEXX, P-SECC and P-BUILD intend to qualify annually as regulated investment companies under Sub-Chapter M of the Internal Revenue Code of 1986, as amended.

P-PEXX’s investment objective is to seek long-term capital appreciation. P-PEXX has a four-member board (the “P-PEXX Board”), of which three members are not “interested persons” of the Fund within the meaning of section 2(a)(19) of the 1940 Act.10

P-SECC’s investment objective is to generate attractive returns through a combination of current income distributions and total return. P-SECC has a six-member board (the “P-SECC Board”), of which five members are not “interested persons” of the Fund within the meaning of section 2(a)(19) of the 1940 Act.

P-BUILD’s investment objective is to seek long-term capital appreciation. P-BUILD has a six-member board (the “P-BUILD Board” and together with the P-PEXX Board and the P-SECC Board, as well as the Board of any Future Regulated Fund, the “Board”), of which five members are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

B.	The Existing Wholly-Owned Subsidiaries

Each Existing Wholly-Owned Subsidiaries is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub of ~~the~~an Existing Regulated Fund.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.

C.	Advisers

Pantheon Ventures US. Pantheon Ventures US is a Delaware limited partnership that is registered as an investment adviser under the Advisers Act with the ~~Commissions~~Commission and serves as investment adviser to P-PEXX and P-SECC and subadviser to P-BUILD. Affiliated Managers Group, Inc. (“AMG”), a publicly-traded company, indirectly owns a majority of the interests of Pantheon Ventures US through AMG New York Holdings Corp.

Pantheon Infra Advisors. Pantheon Infra Advisors is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act with the Commission and serves as investment adviser to P-BUILD. AMG indirectly owns a majority of the interests of Pantheon Infra Advisors through AMG New York Holdings Corp.

Pantheon Ventures Ireland. Pantheon Ventures Ireland is a limited liability designated activity company, incorporated in Ireland and is an exempt reporting adviser under the Advisers Act. Pantheon Ventures Ireland serves as investment adviser to certain Existing Affiliated Funds. AMG indirectly owns a majority of the interests of Pantheon ~~Infra Advisors~~Ventures Ireland through AMG New York Holdings Corp.

Pantheon Ventures UK. Pantheon Ventures UK is a limited liability partnership organized under the laws of England and Wales and is an exempt reporting adviser under the Advisers Act. Pantheon Ventures UK has been appointed by Pantheon Ventures Ireland to serve as portfolio manager for certain of the Existing Affiliated Funds AMG indirectly owns a majority of the interests of Pantheon ~~Infra Advisors~~Ventures UK through AMG New York Holdings Corp.

D.	The Existing Affiliated Funds

Pantheon Ventures US or Pantheon Ventures Ireland serves as investment adviser to each of the Existing Affiliated Funds. Pantheon Ventures UK serves as portfolio manager to certain Existing Affiliated Funds pursuant to a delegation agreement between Pantheon Ventures UK and Pantheon Ventures Ireland. Each Existing Affiliated Fund is a separate and distinct legal entity that, when and if offering its interests to U.S. persons, would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act.11 A complete list of the Existing Affiliated Funds is included in Appendix A.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

[11]

In the future, an Affiliated Fund may register as a closed-end management investment company under the 1940 Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland are each under common control through AMG indirectly owning a majority of the interests of each such entity, and are thus affiliated persons of each other.

Accordingly, with respect to ~~the Advisers~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with ~~the Advisers~~Pantheon Ventures US, Pantheon Infra Advisors, Pantheon Ventures UK and Pantheon Ventures Ireland and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

[12]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.16

[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[14]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[15]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

4. No Remuneration. Any transaction fee17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.18

6. Dispositions:

(a) Prior to any Disposition19 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.20

[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[18]	The Affiliated Entities may adopt shared Co-Investment Policies.
[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[20]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

[21]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Mark Duggan

AMG Funds LLC

680 Washington Blvd., Suite 500

Stamford, CT 06901

Telephone: (203) 299-3544

[22]

See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Gregory C. Davis

Lisa M. Henry

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Telephone: (415) 315-6327

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each ~~Existing Regulated Fund and Existing Affiliated Fund have~~Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit B to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act and a marked copy of the amended Application showing changes from the initial Application.

The Applicants have caused this Application to be duly signed on their behalf on the ~~31st~~8th day of ~~October~~January, ~~2025~~2026.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P.		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (UK) LLP, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

VERIFICATION

Each of the undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated ~~October 31, 2025~~January 8, 2026 for and on behalf of the entities listed below; that he or she holds office with such entity as indicated below and that all action by directors, officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such Application has been taken. Each of the undersigned further states that he or she is familiar with such instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information and belief.

AMG Pantheon Master Fund, LLC		AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Subsidiary Fund, LLC		AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Lead Fund, LLC		AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Keitha L. Kinne	By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne	Name:	Keitha L. Kinne
Title:	Principal Executive Officer	Title:	Principal Executive Officer

AMG Pantheon Credit Solutions Fund		Pantheon Ventures (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	Principal Executive Officer	Title:	Managing Director

AMG Pantheon Credit Solutions Subsidiary Fund, LLC		Pantheon Ventures (Ireland) DAC

By:	/s/ Keitha L. Kinne	By:	/s/ Maeve Kelly
Name:	Keitha L. Kinne	Name:	Maeve Kelly
Title:	Principal Executive Officer	Title:	Director

AMG Pantheon Credit Solutions Lead Fund, LLC		Pantheon Ventures (UK) LLP

By:	/s/ Keitha L. Kinne	By:	/s/ John Morgan
Name:	Keitha L. Kinne	Name:	John Morgan
Title:	Principal Executive Officer	Title:	Member

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund II, L.P.		Pantheon USA Fund VIII, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV, L.P.		Pantheon Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon USA Fund IX, L.P.		Pantheon Emerging Asia Fund VI, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Co-Investment Opportunities Fund III, L.P.		Pantheon USA Small Funds Program IX, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II, L.P.		Pantheon Emerging Markets Fund (Ex-Asia), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund V, L.P.		Pantheon Global Infrastructure Fund “B”, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

PGIF III Co-mingled Fund, L.P.		Pantheon Multi-Strategy Program 2014 (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Multi-Strategy Program 2014 (ERISA), L.P.		Pantheon Access (US), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Access (ERISA), L.P.		Pantheon Real Estate Solutions Fund I, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV OPERS, L.P.		Pantheon Capital Partners, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Secondary Fund IV KSA, L.P.		BVK Private Equity 2011, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global GT Fund, L.P.		Pantheon Global HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2014, L.P.		Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Fund II NPS, L.P.		Psagot-Pantheon 1, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Real Assets GT Fund, L.P.		Pantheon Global Real Assets HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure, L.P.		KGT Strategic Private Investments, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

KFH Strategic Private Investments, LP		BVK Private Equity 2018, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA-Pantheon Infrastructure II, LP		Pantheon IPA Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Real Assets Opportunities Fund, L.P.		Global Infrastructure 2015-K, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2021, L.P.		Pantheon Global Infrastructure Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Private Credit GT Fund, L.P.		Pantheon Global Private Credit HO Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Akasia I, L.P.		Pantheon/VA NRP, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2020-K, L.P		Pantheon G Infrastructure Opportunities LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure USD Investments Unit Trust		Pantheon Global Infrastructure EUR Investments Unit Trust
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Global Infrastructure Investments Fund (Cayman) LP		Pensam Infrastructure, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure II, L.P.		Lincoln Brook Opportunities Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon SOF Co-Investment Fund, L.P.		Pantheon Infra-PSP Co-Investment Program 1, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure IV, L.P.		Toranomon Infrastructure 2, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon L Global Infrastructure SMA LP		Pantheon 2022-K Asia, L.P
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Clal - Pantheon Infra Co-Investment Program 2022, LP		Pantheon OCM Secondaries Investment Program (Cayman), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

VA - Pantheon Infrastructure III, LP		Juniversitas Infrastructure Equity Core Fund P (USD), L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.		Pantheon Global Infrastructure Fund IV NPS, L.P.
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Three Pillars Secondaries Fund, LP		Three Pillars Flex Opportunities Fund, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon PlanVital Investment Program (Cayman), LP		Pantheon C Private Credit Secondaries Program LP
By: Pantheon Ventures (US) LP, its investment manager		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

BVK Private Equity 2024, L.P.		Pantheon PSD III The-K 2024 Master LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Global Infrastructure 2024-K, L.P.		Pantheon Global Credit 2024-K, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon ME A1 SMA Fund, L.P.		Pantheon ME A1 Overage Fund, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Industriens Vintage Infrastructure V, L.P.		Pantheon Private Senior Debt Fund III NPS, L.P.
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Z Global Infrastructure Fund Master, L.P.		Clal - Pantheon Infra Co-Investment Program 2025, LP
By: Pantheon Ventures (US) LP, its investment advisor		By: Pantheon Ventures (US) LP, its investment advisor

By:	/s/ Kara Zanger	By:	/s/ Kara Zanger
Name:	Kara Zanger	Name:	Kara Zanger
Title:	Managing Director	Title:	Managing Director

Pantheon Pandeia Fund LP
By: Pantheon Ventures (US) LP, its investment manager

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Managing Director

SOLUTIO PREMIUM Private Debt I SCSp		SOLUTIO PREMIUM Private Debt II MASTER SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Debt III Master SCSp		Pantheon Global Secondary Fund VI SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VI Master SCSp		Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VII Master SCSp		PGCO IV Co-mingled Fund SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF		Pantheon Access (Luxembourg) SLP SICAV SIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp		Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Secondary Opportunity Fund (Luxembourg) SCSp		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”		SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VII SCSp		Pantheon Global Secondary Fund VII Euro SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

SOLUTIO Opportunities Asia I SCSp		Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)		Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA		Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Select Fund VII (Luxembourg) SCSp		Pantheon Global Infrastructure Fund V (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Global Secondary Fund VIII SCSp		Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

CPEG-Pantheon Infrastructure L.P.		Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020
By: Pantheon Ventures (UK) LLP, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita		Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022		Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Private Debt Program SCSP SICAV-RAIF - Kalevala		Pantheon Private Debt Program SCSP SICAV-RAIF - Spear
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF		Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Pantheon Socrates SCA SICAV-RAIF – USD Compartment I		Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

Persea Private Credit Secondaries Program Master SCSp		Pantheon Global Infrastructure Fund II (Luxembourg) SCSp
By: Pantheon Ventures (Ireland) DAC, its investment manager		By: Pantheon Ventures (Ireland) DAC, its investment manager
By: Pantheon Ventures (UK) LLP, its portfolio manager		By: Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ John Morgan	By:	/s/ John Morgan
Name:	John Morgan	Name:	John Morgan
Title:	Member	Title:	Member

ASGA Global Infrastructure L.P.
By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ John Morgan
Name:	John Morgan
Title:	Member

APPENDIX A

Existing Affiliated Funds

Existing Affiliated Funds advised by Pantheon Ventures US:

•	Pantheon Global Co-Investment Opportunities Fund II, L.P.

•	Pantheon USA Fund VIII, L.P.

•	Pantheon Global Secondary Fund IV, L.P.

•	Pantheon Asia Fund VI, L.P.

•	Pantheon USA Fund IX, L.P.

•	Pantheon Emerging Asia Fund VI, L.P.

•	Pantheon Global Co-Investment Opportunities Fund III, L.P.

•	Pantheon USA Small Funds Program IX, L.P.

•	Pantheon Global Infrastructure Fund II, L.P.

•	Pantheon Emerging Markets Fund (Ex-Asia), L.P.

•	Pantheon Global Secondary Fund V, L.P.

•	Pantheon Global Infrastructure Fund “B”, L.P.

•	PGIF III Co-mingled Fund, L.P.

•	Pantheon Multi-Strategy Program 2014 (US), L.P.

•	Pantheon Multi-Strategy Program 2014 (ERISA), L.P.

•	Pantheon Access (US), L.P.

•	Pantheon Access (ERISA), L.P.

•	Pantheon Real Estate Solutions Fund I, L.P.

•	Pantheon Global Secondary Fund IV OPERS, L.P.

•	Pantheon Capital Partners, L.P.

•	Pantheon Global Secondary Fund IV KSA, L.P.

•	BVK Private Equity 2011, L.P.

•	Pantheon Global GT Fund, L.P.

•	Pantheon Global HO Fund, L.P.

•	BVK Private Equity 2014, L.P.

•	Sacramento County Employees’ Retirement System Secondary Infrastructure and Real Assets Fund, LLC

•	Pantheon Global Infrastructure Fund II NPS, L.P.

•	Psagot-Pantheon 1, L.P.

•	Pantheon Global Real Assets GT Fund, L.P.

•	Pantheon Global Real Assets HO Fund, L.P.

•	Industriens Vintage Infrastructure, L.P.

•	KGT Strategic Private Investments, LP

•	KFH Strategic Private Investments, LP

•	BVK Private Equity 2018, L.P.

•	VA-Pantheon Infrastructure II, LP

•	Pantheon IPA Fund, L.P.

•	Pantheon Real Assets Opportunities Fund, L.P.

•	Global Infrastructure 2015-K, L.P

•	BVK Private Equity 2021, L.P.

•	Pantheon Global Infrastructure Fund III NPS, L.P.

•	Pantheon Global Private Credit GT Fund, L.P.

•	Pantheon Global Private Credit HO Fund, L.P.

•	Akasia I, L.P.

•	Pantheon/VA NRP, LP

•	Global Infrastructure 2020-K, L.P

•	Pantheon G Infrastructure Opportunities LP

•	Pantheon Global Infrastructure USD Investments Unit Trust

•	Pantheon Global Infrastructure EUR Investments Unit Trust

•	Pantheon Global Infrastructure Investments Fund (Cayman) LP

•	Pensam Infrastructure, L.P.

•	Industriens Vintage Infrastructure II, L.P.

•	Lincoln Brook Opportunities Fund, L.P.

•	Pantheon SOF Co-Investment Fund, L.P.

•	Pantheon Infra-PSP Co-Investment Program 1, LP

•	Industriens Vintage Infrastructure IV, L.P.

•	Toranomon Infrastructure 2, LP

•	Pantheon L Global Infrastructure SMA LP

•	Pantheon 2022-K Asia, L.P

•	Clal - Pantheon Infra Co-Investment Program 2022, LP

•	Pantheon OCM Secondaries Investment Program (Cayman), L.P.

•	VA - Pantheon Infrastructure III, LP

•	Juniversitas Infrastructure Equity Core Fund P (USD), L.P.

•	Juniversitas Infrastructure Equity Core Fund P (EUR), L.P.

•	Pantheon Global Infrastructure Fund IV NPS, L.P.

•	Three Pillars Secondaries Fund, LP

•	Three Pillars Flex Opportunities Fund, LP

•	Pantheon PlanVital Investment Program (Cayman), LP

•	Pantheon C Private Credit Secondaries Program LP

•	BVK Private Equity 2024, L.P.

•	Pantheon PSD III The-K 2024 Master LP

•	Global Infrastructure 2024-K, L.P.

•	Pantheon Global Credit 2024-K, L.P.

•	Pantheon ME A1 SMA Fund, L.P.

•	Pantheon ME A1 Overage Fund, L.P.

•	Industriens Vintage Infrastructure V, L.P.

•	Pantheon Private Senior Debt Fund III NPS, L.P.

•	Pantheon Z Global Infrastructure Fund Master, L.P.

•	Clal - Pantheon Infra Co-Investment Program 2025, LP

•	Pantheon Pandeia Fund LP

Existing Affiliated Funds advised by Pantheon Ventures (Ireland) and Pantheon Ventures UK, in its capacity as portfolio manager:

•	SOLUTIO PREMIUM Private Debt I SCSp

•	SOLUTIO PREMIUM Private Debt II MASTER SCSp

•	SOLUTIO PREMIUM Private Debt III Master SCSp

•	Pantheon Global Secondary Fund VI SCSp

•	SOLUTIO PREMIUM Private Equity VI Master SCSp

•	Pantheon Global Co-Investment Opportunities Fund V (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VII Master SCSp

•	PGCO IV Co-mingled Fund SCSp

•	Pantheon Multi-Strategy Program 2014 (Luxembourg) SLP SICAV SIF

•	Pantheon Access (Luxembourg) SLP SICAV SIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries II (EUR)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Credit Opportunities II (USD)

•	Pantheon Global Infrastructure Fund IV (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund IV Euro (Luxembourg) SCSp

•	Pantheon Secondary Opportunity Fund (Luxembourg) SCSp

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Private Equity”

•	SOLUTIO PREMIUM Private Equity VIII Master SCSp SICAV-RAIF – Sub-Fund “Special Situations”

•	Pantheon Global Secondary Fund VII SCSp

•	Pantheon Global Secondary Fund VII Euro SCSp

•	SOLUTIO Opportunities Asia I SCSp

•	Pantheon Secondary Opportunity Fund II (Luxembourg) SCSp

•	Pantheon Global Co-Investment Opportunities Fund VI (Luxembourg) SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (USD)

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon Senior Debt Secondaries III (GBP)

•	Pantheon Global Private Equity Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Global Credit Secondaries Fund, a sub-fund of Pantheon Private Markets SICAV SA

•	Pantheon Private Debt Program SCSP SICAV-RAIF - Pantheon Credit Opportunities III (USD)

•	Pantheon Global Select Fund VII (Luxembourg) SCSp

•	Pantheon Global Infrastructure Fund V (Luxembourg) SCSp

•	Pantheon Global Secondary Fund VIII SCSp

•	Pantheon Private Debt Program SCSp SICAV-RAIF – Pantheon Senior Debt Secondaries Europe III

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Credit 2020

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Tubera Infinita

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Pantheon COF Co-Investment II

•	Pantheon Private Debt Program SCSp SICAV-RAIF - Peridot Overage 2022

•	Pantheon Private Debt Program SCSP SICAV-RAIF - MHST Overage

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Kalevala

•	Pantheon Private Debt Program SCSP SICAV-RAIF – Spear

•	Pantheon Socrates SCA SICAV-RAIF

•	Pantheon Socrates SCA SICAV-RAIF – EUR Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – USD Compartment I

•	Pantheon Socrates SCA SICAV-RAIF – GBP Compartment I

•	Persea Private Credit Secondaries Program Master SCSp

•	Pantheon Global Infrastructure Fund II (Luxembourg) SCSp

•	ASGA Global Infrastructure L.P

•	CPEG-Pantheon Infrastructure L.P.

EXHIBIT A

Resolutions of Board of Directors of AMG Pantheon Master Fund, LLC, AMG Pantheon Subsidiary Fund, LLC, AMG Pantheon Lead Fund, LLC, AMG Pantheon Credit Solutions Subsidiary Fund, LLC, AMG Pantheon Credit Solutions Lead Fund, LLC, AMG Pantheon Infrastructure Fund, LLC, AMG Pantheon Infrastructure Subsidiary Fund, LLC and AMG Pantheon Infrastructure Lead Fund, LLC and Board of Trustees of AMG Pantheon Credit Solutions Fund

Approval of Co-Investment Application

RESOLVED:	That the officers of the Funds be, and each of them hereby is, authorized to prepare and file with the SEC an application, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act, for an order of the SEC pursuant to which the Funds can participate in co-investment transactions (the “Co-Investment Order”); and further

RESOLVED:	That the officers of the Funds, with the assistance and advice of counsel to the Funds or others as may be required, be, and they hereby are, authorized to prepare, execute and file any and all amendments to such application and any new application for an exemptive order containing relief similar to the relief contained in the Co-Investment Order as may be necessary or appropriate; and further

RESOLVED,	that each Fund’s reliance on the Co-Investment Order, subject to compliance with the terms and conditions described in the Co-Investment Order is hereby approved.

(Approved on June 12, 2025)

EXHIBIT B

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical under Rule 0-5(e)(3) and a marked copy of the amended Application showing changes from the initial Application.